   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 1996


                                                      REGISTRATION NO. 333-13415
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            CRAGAR INDUSTRIES, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

      DELAWARE                                3714                                    86-0721001
      (STATE OF            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION             (I.R.S. EMPLOYER
   INCORPORATION)                         CODE NUMBER)                           IDENTIFICATION NO.)

                            ------------------------

                              4636 N. 43RD AVENUE
                             PHOENIX, ARIZONA 85031
                                 (602) 247-1300
                              FAX: (602) 846-0684
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)

                            ------------------------

                              MICHAEL L. HARTZMARK
                              4636 N. 43RD AVENUE
                             PHOENIX, ARIZONA 85031
                                 (602) 247-1300
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                  MATTHEW P. FEENEY, ESQ.                                     ROBERT S. KANT, ESQ.
                  STEVEN D. PIDGEON, ESQ.                                    RICHARD B. STAGG, ESQ.
                   SNELL & WILMER L.L.P.                                  O'CONNOR, CAVANAGH, ANDERSON,
                    ONE ARIZONA CENTER                                   KILLINGSWORTH & BESHEARS, P.A.
                PHOENIX, ARIZONA 85004-0001                                    ONE EAST CAMELBACK
                      (602) 382-6000                                         PHOENIX, ARIZONA 85012
                    FAX: (602) 382-6070                                          (602) 263-2400
                                                                               FAX: (602) 263-2900

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     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 16, 1996

PROSPECTUS                            LOGO
                         850,000 SHARES OF COMMON STOCK
                                      AND
                     850,000 COMMON STOCK PURCHASE WARRANTS
         PURCHASABLE TOGETHER ON THE BASIS OF ONE SHARE AND ONE WARRANT
                            ------------------------

    CRAGAR Industries, Inc. (the "Company") is hereby offering 850,000 shares of its common stock (the "Common Stock") and warrants to purchase an additional 850,000 shares of Common Stock (the "Warrants"). The Common Stock and the Warrants offered hereby (sometimes collectively referred to herein as the "Securities") may only be purchased together in this offering on the basis of one share of Common Stock and one Warrant. The initial public offering price is $6.00 per share of Common Stock and $.10 per Warrant. The Common Stock and Warrants will be immediately separable and will not be listed for trading as units. Each Warrant is immediately exercisable and entitles the registered holder to purchase one share of Common Stock at an exercise price of $6.60 and expires five years following the date of this Prospectus. The outstanding Warrants may be redeemed by the Company upon 30 days written notice at $.10 per Warrant, provided that the closing bid quotations of the Common Stock have averaged at least $9.00 for a period of any 20 trading days ending on the third day prior to the day on which the Company gives notice. See "Description of Securities."


    Prior to this offering, there has not been any public market for the Securities, and there can be no assurance that any such market will develop or, if developed, that it will be sustained. The initial public offering prices of the Securities were determined by negotiations between the Company and Dickinson & Co. as the representative (the "Representative") of the participating underwriters (the "Underwriters"). See "Underwriting." The Common Stock and Warrants have been approved for quotation on the Nasdaq SmallCap Market under the symbols "CRGR" and "CRGRW," respectively, and for listing on the Boston Stock Exchange under the symbols "CWH" and "CWHW," respectively. The Securities will not be listed for trading as units.

                            ------------------------


     THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AS WELL AS IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION," COMMENCING ON PAGES 6 AND 15, RESPECTIVELY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                                                           PROCEEDS TO
                                               PRICE TO PUBLIC       UNDERWRITING          COMPANY(2)
                                                                     DISCOUNTS AND
                                                                    COMMISSIONS(1)
-----------------------------------------------------------------------------------------------------------
Per Share(3)..............................          $6.00                $.60                 $5.40
-----------------------------------------------------------------------------------------------------------
Per Warrant(3)............................          $.10                 $.01                 $.09
-----------------------------------------------------------------------------------------------------------
Total(4)..................................       $5,185,000            $518,500            $4,666,500
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------


(1) Excludes a non-accountable expense allowance to the Representative equal to 3% of the offering proceeds and 85,000 warrants (the "Representative's Warrants") to purchase up to 85,000 shares of Common Stock and 85,000 warrants (the "Underlying Warrants"). The Underlying Warrants will be substantially identical to the Warrants offered to the public. The Representative's Warrants, however, will not be subject to redemption nor exercisable for a period of one year following the effective date of the Registration Statement of which this Prospectus forms a part. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."


(2) Before deducting expenses of this offering payable by the Company estimated at $566,500 consisting of the non-accountable expense allowance of $155,500 and other expenses in an aggregate amount of $411,000.

(3) The Common Stock and Warrants offered hereby may only be purchased together in this offering on the basis of one share of Common Stock and one Warrant. The Common Stock will be immediately separable and will not be listed for trading as units.

(4) The Company has granted to the Underwriters the right to purchase, within 45 days from the date of this Prospectus, up to 127,500 additional shares of Common Stock and 127,500 additional Warrants on the terms set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public will be $5,962,750, the total Underwriting Discounts and Commissions will be $596,275, and the total Proceeds to Company, before the expenses of this offering, will be $5,366,475. See "Underwriting."

    The Common Stock and Warrants are being sold by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to the right to reject any order, in whole or in part, and subject to certain other conditions. It is expected that delivery of the Common Stock and Warrants will be made against payment therefor at the offices of Dickinson & Co., Phoenix, Arizona or through the facilities of the Depository Trust Company
on or about            , 1996.
                            ------------------------


               DICKINSON & CO.               RAS SECURITIES CORP.

                The date of this Prospectus is            , 1996

                               [INSERT PICTURES]


FOR CALIFORNIA AND IOWA INVESTORS: FOR CALIFORNIA AND IOWA RESIDENTS THIS OFFERING IS LIMITED TO INVESTORS WHO MEET THE FOLLOWING SUITABILITY STANDARDS:
(1) A $250,000 LIQUID NET WORTH (NET WORTH EXCLUSIVE OF HOME, HOME FURNISHINGS AND AUTOMOBILES), PLUS A $65,000 GROSS ANNUAL INCOME; OR (2) A $500,000 LIQUID NET WORTH.



FOR OHIO INVESTORS: AT DECEMBER 31, 1995 AND SEPTEMBER 30, 1996, THE COMPANY REPORTED A STOCKHOLDERS' DEFICIT OF $1,604,400 AND $1,148,884, RESPECTIVELY.



IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, the information contained in this Prospectus reflects a one-for-ten reverse stock split effected in March 1994 and a seven-for-one stock split effected in September 1996, but does not assume the exercise of the Warrants, the Underwriters' over-allotment option, the Representative's Warrants, or currently outstanding options or warrants. Except as otherwise indicated, the information contained in the Prospectus also assumes conversion of certain of the Company's outstanding notes that will be automatically converted into 359,722 shares of Common Stock upon the completion of this offering. In addition to the other information in this Prospectus, prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     CRAGAR Industries, Inc. ("CRAGAR" or the "Company") designs, produces, and sells high-quality, custom vehicle wheels and wheel accessories. The Company believes that the CRAGAR name is one of the most widely recognized brand names in the automotive aftermarket industry. The Company's broad selection of products is designed to appeal to a wide range of automotive enthusiasts who desire to modify the styling, design, or performance of their cars, trucks, or vans. CRAGAR sells its wheel products in the automotive aftermarket through a national distribution network of value-added resellers, including tire and automotive performance warehouse distributors and retailers and mail order houses. Major resellers include Super Shops, J. H. Heafner Company, Inc., and B & R Wholesale Tire.

     Industry analysts estimate that the custom wheel industry has grown at a rate of 15.5% per year since 1991, from manufacturer sales of approximately $420 million in 1991 to $650 million in 1994. Because custom wheels represent one of the easiest, least expensive, and quickest ways to dramatically alter the appearance of a vehicle, the Company believes the custom wheel industry will continue to grow for the foreseeable future. See "Business -- Industry Background."

     In order to appeal to a broad spectrum of consumers, CRAGAR offers a wide selection of custom wheels. CRAGAR's products include entry-level custom steel wheels, wire and spoked wheels that are popular with urban and inner city consumers, chrome-plated one-piece cast aluminum wheels designed to appeal to the luxury automobile owner, and race wheels that are used by both amateur and professional race drivers. The Company's wheels feature classic designs that have been sold under the CRAGAR name since the 1960s as well as contemporary designs that reflect continually changing consumer preferences. The Company sells its products under a variety of brand names, including CRAGAR, CRAGAR Lite, Keystone Klassic, S/S, Star Wire, TRU-CRUISER, and TRU-SPOKE.

     The Company's objective is to become the premier supplier of custom wheels and wheel accessories in the automotive aftermarket. The Company will seek to achieve this objective by pursuing the following strategies: (i) increasing its marketing, advertising, and promotional efforts to further enhance and leverage the strength of the CRAGAR brand name; (ii) expanding its product distribution capabilities in underserved markets and broadening its customer base through aggressive marketing efforts and the establishment of a national accounts program providing for direct product shipments to mass merchandisers; (iii) enhancing its existing product line by adapting its wheels and accessories to fit additional vehicle models, makes, and years and developing new products to meet changing consumer demands; (iv) pursuing strategic acquisitions and alliances to capitalize on the substantial fragmentation of the market for custom wheels and wheel accessories; and (v) improving its operating efficiencies by enhancing its assembly and materials handling and by outsourcing certain of its production processes.

     The Company was incorporated in Delaware in December 1992. The principal executive offices of the Company are located at 4636 North 43rd Avenue, Phoenix, Arizona 85031, and its telephone number is (602) 247-1300.

                                  THE OFFERING

Securities Offered.........  850,000 shares of Common Stock and 850,000 Warrants at a price of $6.00 per share and $.10 per Warrant. The Securities may only be purchased together on the basis of one share of Common Stock and one Warrant. See "Description of Securities" and "Underwriting."

Common Stock Outstanding
  Before Offering(1).......  1,290,305 shares

  After Offering(1)........  2,140,305 shares

Warrants Offered(2)........  850,000 Warrants

  Exercise Terms...........  Each Warrant entitles the holder to purchase one share of Common Stock for $6.60, subject to adjustment in certain circumstances.

  Expiration Date..........  60 months from the date of this Prospectus.

  Redemption...............  Subject to redemption at a price of $.10 per
                               Warrant on 30 days written notice provided that the average closing bid price of the Common Stock equals or exceeds $9.00 per share for 20 trading days ending on the third day prior to the date on which the Company gives notice of redemption. See "Description of Securities -- Warrants."

Estimated net
proceeds(3)................  $4,100,000

Use of Proceeds............  Repayment of indebtedness, increased marketing and promotion, expansion of distribution channels, product development or acquisition, facilities improvements and new equipment purchases, and general corporate purposes. See "Use of Proceeds."

Risk Factors...............  The securities offered hereby involve a high degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."


Nasdaq SmallCap Market
  Symbols..................  Common Stock -- CRGR
                               Warrants -- CRGRW



Boston Stock Exchange
  Symbols..................  Common Stock -- CWH
                               Warrants -- CWHW

---------------

(1) Includes 359,722 shares of Common Stock issuable upon the conversion of certain of the Company's outstanding notes that will be automatically converted upon the completion of this offering. Excludes shares of Common Stock issuable upon the exercise of (i) the 850,000 Warrants offered hereby;
    (ii) the Representative's Warrants; (iii) outstanding options and warrants to purchase up to 340,063 shares of Common Stock; and (iv) the Underwriters' over-allotment option.


(2) In addition to the Warrants being offered hereby, the Company currently has outstanding (i) Class A Warrants to purchase up to 122,063 shares of Common Stock at $1.43 per share; (ii) Class B Warrants to purchase up to 24,500 shares of Common Stock at $.36 per share; and (iii) Class C Warrants to purchase up to 126,000 shares of Common Stock at $3.25 per share. See "Certain Transactions" and "Description of Securities."

(3) After deducting underwriting discounts and other expenses of this offering, including the Representative's non-accountable expense allowance.

                         SUMMARY FINANCIAL INFORMATION


                                                                        NINE MONTHS ENDED SEPTEMBER
                                         YEARS ENDED DECEMBER 31,                   30,
                                        ---------------------------     ---------------------------
                                           1994            1995                            1996
                                        -----------     -----------        1995         -----------
                                                                        -----------     (UNAUDITED)
                                                                        (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Net sales.............................  $20,270,000     $22,936,000     $18,375,000     $16,056,000
                                        -----------     -----------     -----------     -----------
Gross profit..........................    3,103,000       2,646,000       2,564,000       2,082,000
                                        -----------     -----------     -----------     -----------
Selling, general and administrative
  expenses............................    3,888,000       2,912,000       2,159,000       1,963,000
Amortization of excess of fair value
  of assets acquired over cost........     (738,000)       (738,000)       (553,000)       (553,000)
                                        -----------     -----------     -----------     -----------
Income (loss) from operations.........      (47,000)        472,000         958,000         673,000
Interest and other expenses, net......    1,510,000       1,165,000         891,000         582,000
                                        -----------     -----------     -----------     -----------
Income (loss) before income taxes and
  extraordinary item..................   (1,557,000)       (693,000)         67,000          91,000
Extraordinary item....................    1,107,000              --              --         330,000
                                        -----------     -----------     -----------     -----------
Net earnings (loss)(4)................  $  (450,000)    $  (693,000)    $    67,000     $   418,000
                                        ===========     ===========     ===========     ===========
Income (loss) per common share
  equivalent before extraordinary
  item................................  $     (1.38)    $      (.60)    $       .06     $       .07
                                        ===========     ===========     ===========     ===========
Net earnings (loss) per common and
  common equivalent share.............  $     (0.40)    $     (0.60)    $      0.06     $      0.35
                                        ===========     ===========     ===========     ===========
Net earnings (loss) per common
  share -- assuming full dilution.....        --(1)           --(1)     $      0.05     $      0.28
                                                                        ===========     ===========
Weighted average common and common
  equivalent shares outstanding.......    1,123,884       1,158,428       1,151,868       1,178,182
                                        ===========     ===========     ===========     ===========
Weighted average common shares
  outstanding -- assuming full
  dilution............................        --(1)           --(1)       1,443,534       1,469,848
                                                                        ===========     ===========



                                                                           SEPTEMBER 30, 1996
                                                                     ------------------------------
                                                                                       PRO FORMA
                                                      DECEMBER         ACTUAL        AS ADJUSTED(2)
                                                      31, 1995       -----------     --------------
                                                     -----------     (UNAUDITED)      (UNAUDITED)
BALANCE SHEET DATA:
Working capital....................................  $ 8,353,000     $ 7,154,000      $  9,254,000
Total assets.......................................   13,966,000      12,652,000        15,252,000
Long-term debt(3)..................................   10,531,000       8,934,000         5,584,000
Excess of fair value of assets acquired over
  cost.............................................    1,475,000         922,000           922,000
Stockholders' equity (deficit).....................   (1,604,000)     (1,149,000)        4,801,000


---------------
(1) Amounts are not disclosed as the impact of options, warrants, and the convertible debt was anti-dilutive.

(2) Adjusted to give effect to (i) the conversion of certain of the Company's outstanding notes that will be automatically converted into 359,722 shares of Common Stock upon the completion of this offering, and (ii) the sale by the Company of the 850,000 shares of Common Stock and the 850,000 Warrants offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(3) Does not include excess of fair value of assets acquired over cost. See Note 3 of Notes to Financial Statements. See Notes 9, 10, 11, and 16 of Notes to Financial Statements for a description of the Company's long-term debt and lease obligations.


(4) The net loss for the year ended December 31, 1995, was reduced by $319,490 as a result of the reductions in the allowance for doubtful accounts and inventory obsolescence reserves and the net earnings for the nine months ended September 30, 1996, was increased by $88,633 as a result of the reductions in the allowance for doubtful accounts and inventory obsolescence reserves and $617,000 in gains on sales of assets and early extinguishment of debt. See "Risk Factors -- History of Previous Losses; Negative Stockholders' Equity."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing the Securities offered hereby.

HISTORY OF PREVIOUS LOSSES; NEGATIVE STOCKHOLDERS' EQUITY

     The Company was incorporated in December 1992 and has incurred significant losses in each of its completed fiscal years. For the nine months ended September 30, 1996, the Company achieved profitability with net earnings of approximately $418,000. However, net earnings for this period included $553,000 from the amortization of negative goodwill related to the Company's initial acquisition of the Cragar assets, a $330,489 extraordinary gain related to the forgiveness of certain of the Company's debt, and a one-time gain of approximately $287,000 related to the sale of polishing assets that the Company had operated in Mexico as well as other equipment. There can be no assurance that the Company will be profitable in the future. Net sales for the nine months ended September 30, 1996 declined to $16.1 million from $18.4 million for the same period of 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." As of September 30, 1996, the Company had cumulative losses of $6.0 million and a total stockholders' deficit of approximately $1.1 million. See "Selected Financial Data" and the Financial Statements.

COVENANT DEFAULTS; DEPENDENCE ON EXTERNAL FINANCING

     The Company has a revolving credit facility (the "Credit Facility") with Norwest Business Credit, Inc. ("Norwest"). The Credit Facility, which extends through April 15, 1998, has a maximum commitment of $9.5 million, and is subject to collateral availability at the time of borrowing, financial covenants, and other conditions. The Credit Facility requires the maintenance of specified cumulative net income, net worth, and debt service covenants. As of September 30, 1996, the Company was in default under various covenants of the Credit Facility, including the debt service covenant. On November 22, 1996, Norwest granted a waiver with respect to these defaults and modified certain of the covenants under the Credit Facility. The Company believes that the proceeds from this offering will enhance the Company's ability to meet its covenants under the Credit Facility in the future. There can be no assurance, however, that the Company will be able to satisfy the terms and conditions of the Credit Facility or that the Credit Facility will be extended beyond its current expiration date. In addition, there can be no assurance that the proceeds from this offering and cash flow from operations will be sufficient to fund the Company's existing operations or to enable the Company to implement fully its business strategies especially in the event that the Company is required to refinance or replace the Credit Facility. As a result, the Company may need to raise additional funds through equity or debt financings. No assurance can be given that such additional financing will be available on terms acceptable to the Company, if at all. Further, any such financings may result in further dilution to the Company's stock and higher interest expense and may not be on terms that are favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RISK OF PRODUCT LIABILITY; WARRANTIES AND RETURNS



     The nature of the Company's business, exposes it to risk from product liability claims. The Company is currently one of four defendants in a product liability lawsuit that is not covered by insurance. Pursuant to the Company's motion for summary judgment, the Court dismissed the Company from all claims in this lawsuit. The plaintiff has filed a motion for reconsideration. While the Company is defending itself vigorously in this matter, there can be no assurance that the ultimate resolution of this case will not result in a material adverse effect on the Company's business, financial condition, and results of operations. The Company currently maintains product liability insurance, with limits of $1.0 million per occurrence and $2.0 million in the aggregate per annum. However, such coverage is becoming increasingly expensive and difficult to obtain. There can be no assurance that the Company will be able to maintain adequate product liability insurance at commercially reasonable rates or that the Company's insurance will be adequate to cover future product liability claims. Any losses that the Company may suffer as a result of claims in excess of the Company's coverage could have a material adverse effect on the Company's business, financial condition, and results of operations. In addition, product liability litigation could adversely affect the reputation and marketability of the Company's products. See "Business -- Legal Proceedings."



     The Company maintains stock adjustment and warranty return policies. The Company's stock adjustment return policy allows the customer to return certain resalable merchandise for credit. The Company's warranty return policy allows customers to return certain defective products that are covered under the Company's limited warranty. There can be no assurance that future warranty claims, returns, or stock adjustments will not be materially greater than anticipated and have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business -- Product Returns and Warranties."


NO ASSURANCE OF SUCCESSFUL IMPLEMENTATION OF BUSINESS STRATEGIES

     The Company's business strategies include (i) increasing its marketing, advertising, and promotional efforts to further enhance and leverage the strength of the CRAGAR brand name; (ii) expanding its product distribution capabilities in underserved markets and broadening its customer base through aggressive marketing efforts and the establishment of a national accounts program providing for direct product shipments to mass merchandisers; (iii) enhancing its existing product line by adapting its wheels and accessories to fit additional vehicle models, makes, and years and developing new product lines to meet changing consumer demands; (iv) pursuing strategic acquisitions and alliances to capitalize on the substantial fragmentation of the market for custom wheels and wheel accessories; and (v) improving its operating efficiencies by enhancing its assembly and materials handling and by outsourcing certain of its production processes. The Company's inability to achieve any of these goals could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business -- Business Strategy."

     The Company's business is directly impacted by certain external factors, such as the general demand for aftermarket automotive parts, prices for raw materials used in producing the Company's products, fluctuations in discretionary consumer spending, and general economic conditions, including employment levels, business conditions, interest rates, and tax rates. While the Company believes that current economic conditions favor growth in the markets it serves, various factors, including those listed above could lead to decreased sales and increased operating expenses, as in 1995, when the Company's gross margins were adversely impacted by increased metal prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that various factors will not adversely effect the Company's business in the future or prevent the Company from successfully implementing its business strategies.

NO ASSURANCE OF SUCCESSFUL ACQUISITIONS

     The Company intends to consider acquisitions of and alliances with other companies that could complement the Company's existing business, including acquisitions of complementary product lines. There can be no assurance that suitable acquisition or joint venture candidates can be identified, or that, if identified, adequate and acceptable financing sources will be available to the Company that would enable it to consummate such transactions. Furthermore, there can be no assurance that the Company will be able to integrate successfully such acquired companies or product lines into its existing operations, which could increase the Company's operating expenses in the short-term and materially and adversely affect the Company's results of operations. Moreover, any acquisition by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, and amortization of expenses related to goodwill and intangible assets, all of which could adversely affect the Company's profitability. Acquisitions involve numerous risks, such as the diversion of the attention of the Company's management from other business concerns, the entrance of the Company into markets in which it has had no or only limited experience, and the potential loss of key employees of the acquired company, all of which could have a material adverse effect on the Company's business, financial condition, and results of operations. See
"Business -- Business Strategy."

BROAD DISCRETION OF MANAGEMENT WITH REGARD TO USE OF PROCEEDS



     The proceeds allocated to each category under "Use of Proceeds" are estimates only and the Company's management will have broad discretion in the application of such funds without any action or approval of the Company's stockholders. See "Use of Proceeds."



SUBSTANTIAL PORTION OF USE OF PROCEEDS TO REPAY DEBT



     Proceeds of $1,500,000, or approximately 37% of the proceeds to the Company from this offering, will be used to repay debt, including $550,000 to repay debt held by certain insiders of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Bridge Financing Notes" and "Certain Transactions."


VARIABILITY IN OPERATING RESULTS; SEASONALITY

     The Company's results of operations have been and will continue to be subject to substantial variations as a result of a number of factors, any of which could have a material adverse effect on the Company's business, financial condition, and results of operations. In particular, the Company's operating results can vary because of the size and timing of customer orders, delays in new product enhancements and new product introductions, vendor quality control and delivery difficulties, market acceptance of new products, product returns, product rebates and allowances, seasonality in product purchases by distributors and end users, and pricing trends in the automotive aftermarket industry in general and in the specific markets in which the Company participates. Historically, the Company's net sales have been highest in the first and second quarters of each year. Significant variability in orders during any period may have an adverse impact on the Company's cash flow or work flow, and any significant decrease in orders could have a material adverse effect on the Company's results of operations. The Company believes that any period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CHANGING CUSTOMER TRENDS; NEED FOR PRODUCT DEVELOPMENT

     The Company's success depends, in part, on its ability to correctly and consistently anticipate, gauge, and respond in a timely manner to changing consumer preferences. There can be no assurance that the Company's core products will continue to enjoy acceptance among consumers or that any of the Company's future product offerings will achieve or maintain market acceptance. The Company attempts to minimize the risks relating to changing consumer trends by offering a wide variety of product styles, analyzing consumer purchases, maintaining active product development efforts, and monitoring the sales performance of its various product lines. However, any misjudgment by the Company of the market for a particular product, or its failure to correctly anticipate changing consumer preferences, could have a material adverse effect on its business, financial condition, and results of operations. In order to enhance its product development efforts, the Company plans to supplement its existing product development staff by hiring one or more new employees with product development experience and by engaging an outside consultant to assist the Company's product development staff. See "Business -- Product Development." There can be no assurance that the Company will be able to attract and retain such additional personnel or that the costs associated with additional product development efforts will not have an adverse effect on the Company's business, financial condition, and results of operations.

DEPENDENCE ON KEY DISTRIBUTORS; IMPLEMENTATION OF NEW DISTRIBUTION CHANNELS

     A limited number of customers have accounted for a substantial portion of the Company's revenue in each year. The financial condition and success of its current customers and the Company's ability to obtain orders from new customers are critical to the Company's success. During 1995, the Company's ten largest customers accounted for a total of approximately 70.4% of its gross sales, with Super Shops, J. H. Heafner Company, Inc., and B & R Wholesale Tire accounting for 23.6%, 11.8%, and 9.5% of gross sales, respectively. For the nine months ended September 30, 1996, the Company's ten largest customers accounted for a total of approximately 75.5% of gross sales, with Super Shops, J. H. Heafner Company, Inc., and B & R Wholesale Tire accounting for 26.6%, 12.3%, and 8.6%, respectively. As a result of the Company's decision not to meet competitors' pricing on steel wheels, the Company expects sales of steel wheels to J. H. Heafner Company, Inc. to decrease in the future. The Company does not have any long-term contractual relationships with any of its major customers. While the Company's business strategy calls for it to expand its product distribution capabilities to additional markets and to broaden its customer base so that it can become less dependent on significant customers, any loss, material reduction, or delay of orders by any of the Company's major customers, including reductions as a result of market, economic, or competitive pressures in the automotive aftermarket industry, could adversely affect the Company's business, financial condition, and results of operations.

DEPENDENCE ON THIRD PARTY SUPPLIERS

     The Company's business depends upon the assembly of component parts and the shipment of finished wheels and wheel accessories from third-party suppliers. From time to time, the Company has experienced delays in the delivery of component parts and finished products from vendors. In addition, one of the Company's significant suppliers is located in China, which from time to time has been subject to numerous trading restrictions by the United States. The Company also has suppliers in Indonesia, the Philippines, and Taiwan. The purchase of materials from foreign suppliers may be adversely affected by political and economic conditions abroad over which the Company has no control. Although to date the Company has generally been able to acquire adequate supplies of such components and finished product in a timely manner, any extended interruption in supply, significant increase in the price, or reduction in the quality of such components could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company has begun to outsource selectively the production of some of its products and may increase such outsourcing in the future. While the Company anticipates that such outsourcing programs will stabilize costs and shift certain inventory, warranty, and other risks to its suppliers, there can be no assurance that the continued or increased outsourcing of its products will have these desired effects.

HIGHLY COMPETITIVE INDUSTRY

     The market for the Company's products is highly competitive. The Company competes primarily on the basis of product selection (which includes style and vehicle fit), timely availability of product for delivery, quality, design innovation, price, payment terms, and service. Many of the Company's competitors have substantially greater financial, personnel, marketing, and other resources than the Company. Increased competition could result in price reductions (which may be in the form of rebates or allowances), reduced margins, and loss of market share, all of which could have a material adverse effect on the Company's business, financial condition, and results of operations. See
"Business -- Competition."

REGULATORY COMPLIANCE

     The Company is subject to various federal and state governmental regulations related to occupational safety and health, labor, and wage practices as well as federal, state, and local governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture, and disposal of toxic or other hazardous substances used to produce the Company's products. The Company believes that it is currently in material compliance with such regulations. Failure to comply with current or future environmental regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its production processes, cessation of operations, or other actions which could materially and adversely affect the Company's business, financial condition, and results of operations. In the ordinary course of its business, the Company uses metals, oils, and similar materials, which are stored on site. The waste created by use of these materials is transported off-site on a regular basis by a state-registered waste hauler. Although the Company is not aware of any material claim or investigation with respect to these activities, there can be no assurance that such a claim may not arise in the future or that the cost of complying with governmental regulations in the future will not have a material adverse effect on the Company.


RELIANCE ON INTELLECTUAL PROPERTY



     The Company owns the rights to certain trademarks and patents, relies on trade secrets and proprietary information, technology, and know-how, and seeks to protect this information through agreements with employees and vendors. There can be no assurance that the Company's patents will preclude the Company's competitors from designing competitive products, that proprietary information or confidentiality agreements with employees and others will not be breached, that the Company's patents will not be infringed, that the Company would have adequate remedies for any breach or infringement, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. See "Business -- Intellectual Property."



RISKS ASSOCIATED WITH INTERNATIONAL SALES; CURRENCY FLUCTUATIONS


     As part of the Company's business strategy, it intends to expand into selected international markets. In 1995 and during the nine-month period ended September 30, 1996, the Company derived approximately 5.4% and 6.2%, respectively, of total gross sales from international markets. The Company's international sales efforts are subject to the customary risks of doing business abroad, including exposure to regulatory requirements, political and economic instability, barriers to trade, trade restrictions (including import quotas), tariff regulations, foreign taxes, restrictions on transfer of funds, difficulty in obtaining distribution and support, and export licensing requirements, any of which could have a material adverse effect on the Company's operations. In addition, a weakening in the value of foreign currencies relative to the U.S. dollar and fluctuations in foreign currency exchange rates could have an adverse impact on the price of the Company's products in its international markets. See "Business -- Distribution, Sales and Marketing."

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of a substantial number of shares of the Common Stock in the public market following this offering or the prospect of such sales could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have outstanding 2,140,305 shares of Common Stock (including 359,722 shares of Common Stock issuable upon the conversion of outstanding notes that are automatically convertible into Common Stock upon the completion of this offering). Of these shares, the 850,000 shares of Common Stock offered hereby are immediately eligible for sale in the public market without restriction, except for shares purchased at any time by any "affiliate" of the Company, as such term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Directors, officers, and certain principal stockholders of the Company owning a total of 765,711 shares of Common Stock and 133,137 currently outstanding options and warrants will sign lock-up agreements under which such holders will agree not to offer, sell, or otherwise dispose of any of their shares of Common Stock that might otherwise be eligible for sale for a period of 12 months after the date of this Prospectus without the prior written consent of the Representative. All remaining stockholders of the Company owning 524,594 shares of Common Stock, and holders of 164,926 presently outstanding options and warrants, have agreed to three-month lock-up periods. Upon the expiration of the lock-up agreements, these securities will become eligible for sale in the public market, subject to the provisions of Rule 144. In addition, the Company intends to file a registration statement under the Securities Act, after the date of this Prospectus, covering the sale of shares to be issued pursuant to the Company's 1996 Stock Option and Restricted Stock Plan and the 1996 Non-Employee Directors' Option Plan. See "Description of
Securities -- Shares Eligible for Future Sale."


CONTROL BY EXISTING STOCKHOLDERS

     Upon the completion of this offering, the directors, officers, and principal stockholders of the Company will own approximately 47% of the Company's outstanding Common Stock as well as options and warrants to purchase an additional 198,039 shares. As a result, these persons will have a significant influence on the affairs and management of the Company, as well as on all matters requiring stockholder approval, including electing and removing members of the Company's Board of Directors, causing the Company to engage in transactions with affiliated entities, causing or restricting the sale or merger of the Company, and changing the Company's dividend policy. Such concentration of ownership and control could have the effect of delaying, deferring, or preventing a change in control of the Company even when such a change of control would be in the best interest of the Company's other stockholders. See "Management," "Principal Stockholders" and "Description of Capital Stock."

EFFECT OF PREFERRED STOCK ON RIGHTS OF COMMON STOCK

     The Company's Amended and Restated Certificate of Incorporation authorizes the Board of Directors of the Company to issue "blank check" Preferred Stock, the relative rights, powers, preferences, limitations, and restrictions of which may be fixed or altered from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company that stockholders might consider to be in the Company's best interests. Although the Company has no present intention of issuing any shares of its authorized Preferred Stock, there can be no assurance that the Company will not do so in the future. See "Description of Capital
Stock -- Preferred Stock."

DEPENDENCE ON KEY PERSONNEL


     The Company's future success depends, in large part, on the efforts and abilities of its management team, including Michael L. Hartzmark, Ph.D., its President and Chief Executive Officer. The loss of the services of Dr. Hartzmark could have a material adverse effect on the business of the Company. While Dr. Hartzmark does not have an employment agreement with the Company, Dr. Hartzmark and his family currently hold over 21.2% of the Company's Common Stock and will own over 13.0% of the Company's Common Stock immediately following the offering. See "Principal Stockholders." The successful implementation of the Company's business strategies depends on the hiring and retention of additional management, engineering, marketing, product development, and other personnel. There can be no assurance that the Company will be able to identify and attract additional qualified management and other personnel when needed or that the Company will be successful in retaining such additional management and personnel if added. Moreover, there can be no assurance that the additional costs associated with the hiring of additional personnel will not adversely effect the Company's results of operations. The Company does not maintain key man life insurance on any of its personnel. See "Management."



ARBITRARY DETERMINATION OF OFFERING PRICE; ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE



     The initial public offering price of the Common Stock offered hereby will be determined through negotiations between the Company and the Representative and may not necessarily bear any relationship to the assets or earnings of the Company. See "Underwriting." Prior to this offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop after completion of this offering or, if developed, that it will be sustained. There can be no assurance that the market price of the Common Stock will not decline below the initial offering price. The securities of many emerging companies have experienced significant price and volume fluctuations that are, at times, unrelated or disproportionate to the operating performance of such companies. Such fluctuations may be the result of changes in conditions affecting the economy in general, analysts' reports, general trends in the industry, and other events or factors beyond the Company's control. These conditions may have a material adverse effect on the market price of the Common Stock.


DILUTION


     Purchasers of the Securities offered hereby will incur immediate and substantial dilution in net tangible book value of the Common Stock of $3.41 per share, or approximately 57% from the initial public offering price of $6.00 per share. The exercise of outstanding warrants and options will also have an additional dilutive effect on the interests of the purchasers of the Securities. See "Dilution."


EFFECT OF REPRESENTATIVE'S WARRANTS


     The Company has agreed to issue to the Representative or its designee warrants (the "Representative's Warrants") to purchase up to 85,000 shares of Common Stock and 85,000 Warrants (the "Underlying Warrants"). The terms and conditions of the Underlying Warrants are substantially identical to those of the Warrants offered hereby. The Representative's Warrants, however, will not be redeemable by the Company and are not exercisable until one year after the date of this Prospectus. The Representative's Warrants will be exercisable for a period of four years commencing one year after the date of this Prospectus at an exercise price of 125% of the initial public offering price. The Representative and its designees will have the opportunity to profit from an increase in the price of the Company's Common Stock during the term of the Representative's Warrants and are likely to exercise them at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its Common Stock on terms more favorable to the Company than those provided by the exercise of such warrants. In addition, the existence of such warrants may adversely affect the terms on which the Company can obtain additional financing. See "Description of Securities" and "Underwriting."



LIMITED LIABILITY OF DIRECTORS



     The Company's Certificate of Incorporation provides, with certain exceptions, that the Company's directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty of care to the Company or its stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. See "Description of Securities -- Certain Certificate of Incorporation Provisions."


NO DIVIDENDS

     The Company has never paid dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. It is contemplated that any earnings will be used to finance the growth of the Company's business. In addition, the Company's Credit Facility with Norwest prohibits the payments of cash dividends without Norwest's consent. See "Dividend Policy."

LISTING AND MAINTENANCE CRITERIA FOR SECURITIES; PENNY STOCK RULES


     The Common Stock and Warrants have been approved for quotation on the Nasdaq SmallCap Market and for listing on the Boston Stock Exchange upon completion of this offering. There can be no assurance that the Company in the future will meet the requirements for continued listing on the Nasdaq SmallCap Market or the Boston Stock Exchange with respect to the Common Stock or Warrants. If the Common Stock or the Warrants fail to maintain such listings, the market value of the Common Stock and Warrants likely would decline and purchasers in this offering likely would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock and Warrants.


     In addition, if the Company fails to maintain Nasdaq SmallCap Market listing for its securities, and no other exclusion from the definition of a "penny stock" under the Securities Exchange Act of 1934, as amended (the "Exchange Act") is available, then any broker engaging in a transaction in the Company's securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market values of the Company's securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in the Company's securities, they would become less willing to engage in such transactions, thereby making it more difficult for purchasers in this offering to dispose of Common Stock and Warrants. See "Financial Statements."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus contains forward-looking statements including statements regarding, among other items, the Company's business strategies, continued growth in the Company's markets, and anticipated trends in the Company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements, as a result of the factors described under "Risk Factors" and elsewhere herein, including among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 850,000 shares of Common Stock and the 850,000 Warrants offered hereby are estimated to be $4,100,000, after deducting underwriting discounts and commissions and estimated offering expenses. The Company anticipates that the net proceeds will be used substantially as follows:

                                                                                   PERCENT OF
                   APPLICATION OF NET PROCEEDS                  DOLLAR AMOUNT     NET PROCEEDS
    ----------------------------------------------------------  -------------     ------------
    Repay debt(1).............................................   $ 1,500,000            37%
    Increase marketing and promotion(2).......................     1,000,000            24%
    Enhance existing products and develop new products(3).....       600,000            15%
    Improve facilities(4).....................................       250,000             6%
    Improve tooling and fixtures(5)...........................       250,000             6%
    General corporate purposes................................       500,000            12%
                                                                  ----------           ---
              Total...........................................   $ 4,100,000           100%
                                                                  ==========           ===

---------------
(1) The Company intends to use $1,500,000 of the net proceeds to repay certain promissory notes privately issued by the Company on July 1, 1996 (the "Bridge Notes"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
    Resources -- Bridge Financing Notes." The Bridge Notes are due in full on June 30, 1998 or earlier in certain circumstances, including within 30 days following this offering. The Bridge Notes bear interest at the rate of 8% per annum payable on June 30 of each year. The Company used $779,727 of the proceeds from the issuance of the Bridge Notes to satisfy a $1,110,216 obligation to one of its creditors. See "Certain Transactions."

(2) The Company intends to increase its marketing, advertising, and promotional efforts, including an increased emphasis on the sponsorship of professional and amateur drag race events, increased public relation efforts, and the development of distinctive point-of-purchase displays. In addition, the Company will pursue licensing arrangements to feature its brand names on high-quality automotive aftermarket and other products. See
    "Business -- Strategy."

(3) The Company intends to adapt its current selection of wheels and accessories to fit additional vehicle models, makes, and years. In addition, the Company intends to continue to increase its product development efforts. Such product development efforts will include the research of new technologies, such as carbon fiber race wheels, new coating processes, and new bonding techniques.

(4) The Company intends to upgrade its facilities, improve its manufacturing and computer systems, improve its material handling operations, and install a new telephone system.

(5) The Company intends to acquire new machinery and assembly equipment, machinery to automate certain processes, new tooling and fixtures, and new bar coding and boxing machinery.

     Pending the uses described herein, the net proceeds may be applied to reduce the debt outstanding under the Credit Facility with Norwest. The foregoing represents the Company's present intentions with respect to the allocation of the proceeds of this offering based upon its present plans and business conditions. However, the occurrence of certain unforeseen events or changed business conditions could result in the application of the proceeds of this offering in a manner other than as described in this Prospectus. In this regard, although the Company is not currently a party to any agreement or understanding with respect to any prospective acquisition, the Company may use portions of the net proceeds to finance acquisitions of complementary businesses, products or technologies, or other assets, if attractive opportunities arise. See "Risk Factors."

                                    DILUTION

     Dilution is determined by subtracting net tangible book value per share after the offering from the amount of cash paid by investors for the shares of Common Stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock issued and outstanding.

     The net tangible book value of the Common Stock at September 30, 1996, assuming conversion on that date of certain of the Company's outstanding notes that will be automatically converted into 359,722 shares of Common Stock upon the consummation of this offering, was approximately $1,452,279, or $1.13 per share. After giving effect to the sale of the 850,000 shares of Common Stock offered hereby (at the initial public offering price of $6.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company) and the application of the net proceeds therefrom, and assuming no other changes in the net tangible book value after September 30, 1996, the Company's pro forma net tangible book value at September 30, 1996 would have been approximately $5,552,279, or $2.59 per share. This represents an immediate increase in pro forma net tangible book value of $1.46 per share to existing stockholders and an immediate decrease in pro forma net tangible book value to new investors of $3.41 per share. The following table illustrates the per share dilution:

    Initial public offering price per share..............................            $6.00
      Net tangible book value per share before this offering.............  $1.13
      Increase per share attributable to new investors...................  $1.46
                                                                           -----
    Net tangible book value per share after this offering................            $2.59
                                                                                     -----
    Dilution per share to new investors..................................            $3.41
                                                                                     =====

     The following table summarizes, as of September 30, 1996, the differences in the total consideration and the average price per share of Common Stock paid or contributed by existing stockholders and the total consideration and the average price per share of Common Stock to be paid by investors in this offering:


                                           SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                         ---------------------     -----------------------     PRICE PER
                                          NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                         ---------     -------     -----------     -------     ---------
Existing stockholders(1)...............  1,290,305       52.0%     $ 6,675,245       52.4%       $5.17
Exercise of outstanding warrants and
  options(2)...........................    340,063       13.7%     $   963,125        7.6%       $2.83
New investors(3).......................    850,000       34.3%     $ 5,100,000       40.0%       $6.00
                                         ---------      -----      -----------      -----
          Total........................  2,480,368      100.0%     $12,738,370      100.0%
                                         =========      =====      ===========      =====


---------------
(1) Assumes conversion of certain of the Company's outstanding notes that are automatically convertible into 359,722 shares of Common Stock upon completion of this offering.


(2) Includes the following items: (i) 122,063 shares of Common Stock issuable upon exercise of Class A Warrants at an exercise price of $1.43 per share;
    (ii) 24,500 shares of Common Stock issuable upon exercise of Class B Warrants at an exercise price of $0.36 per share; (iii) 126,000 shares of Common Stock issuable upon exercise of Class C Warrants at an exercise price of $3.25 per share; (iv) 11,900 shares of Common Stock issuable upon exercise of Non-Employee Director Options at an exercise price of $5.14 per share; and (v) 55,600 shares of Common Stock issuable upon exercise of Employee Options and Non-Employee Director Options at an exercise price of $5.60 per share. See "Description of Securities."


(3) Assumes that neither the 850,000 Warrants offered hereby nor the Representative's Warrants are exercised.

                                DIVIDEND POLICY

     The Company has never paid or declared any cash dividends on the Common Stock and does not intend to pay cash dividends in the foreseeable future. It is the current policy of the Company's Board of Directors to retain any earnings to finance the operations of the Company's business. In addition, the Company's Credit Facility with Norwest prohibits the payment of dividends by the Company without the prior written consent of Norwest.

                                 CAPITALIZATION

     The following table sets forth (i) the actual capitalization of the Company at September 30, 1996, and (ii) the pro forma capitalization of the Company, which assumes the conversion of certain of the Company's outstanding notes that will be automatically converted into 359,722 shares of Common Stock upon the completion of this offering, as adjusted to give effect to the sale of the 850,000 shares of Common Stock and the 850,000 Warrants offered hereby and the application of the estimated net proceeds therefrom in the manner described in "Use of Proceeds."

                                                                           SEPTEMBER 30, 1996
                                                                               (UNAUDITED)
                                                                         -----------------------
                                                                                      PRO FORMA
                                                                         ACTUAL      AS ADJUSTED
                                                                         -------     -----------
                                                                          (IN THOUSANDS, EXCEPT
                                                                           FOR SHARE AMOUNTS)
Long-term debt.........................................................  $ 8,934       $ 5,584
Stockholders' equity:
  Preferred Stock, $0.01 par value; 200,000 shares authorized; none
     issued and outstanding............................................       --            --
  Common Stock, $0.01 par value; 5,000,000 shares authorized; 930,583 issued and outstanding, actual; 2,140,305 issued and outstanding,
     pro forma, as adjusted(1).........................................        1            13
Additional paid-in capital.............................................    4,862        10,800
Accumulated deficit....................................................   (6,012)       (6,012)
                                                                         -------       -------
          Total stockholders' equity (deficit).........................   (1,149)        4,801
                                                                         -------       -------
          Total capitalization.........................................  $ 7,785       $10,385
                                                                         =======       =======

---------------

(1) Includes 359,722 shares of Common Stock issuable upon the conversion of certain of the Company's outstanding notes that will be automatically converted upon the completion of this offering. Excludes shares of Common Stock issuable upon the exercise of (i) the 850,000 Warrants offered hereby;
    (ii) the Representative's Warrants; (iii) outstanding options and warrants to purchase up to 340,063 shares of Common Stock; and (iv) the Underwriters' over-allotment option. See "Management -- Option Grants," "Description of Securities," and "Underwriting."

                            SELECTED FINANCIAL DATA

     The following selected statements of operations data for each of the years in the two-year period ended December 31, 1995, and the balance sheet data as of December 31, 1995, are derived from the Financial Statements and Notes thereto included elsewhere herein audited by KPMG Peat Marwick LLP, independent certified public accountants. The unaudited selected statements of operations data for the nine-month periods ended September 30, 1995 and 1996, and the unaudited balance sheet data as of September 30, 1996 and September 30, 1996 as adjusted, are derived from unaudited financial statements of the Company, which have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for a full fiscal year. The following data is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and related Notes thereto included elsewhere in this Prospectus.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     YEARS ENDED
                                                    DECEMBER 31,
                                                 -------------------
                                                  1994        1995
                                                 -------     -------          NINE MONTHS ENDED
                                                                                SEPTEMBER 30,
                                                                         ---------------------------
                                                                            1995            1996
                                                                         -----------     -----------
                                                                         (UNAUDITED)     (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Net sales......................................  $20,270     $22,936       $18,375         $16,056
                                                 -------     -------       -------         -------
Gross profit...................................    3,103       2,646         2,564           2,082
                                                 -------     -------       -------         -------
Selling, general and administrative expenses...    3,888       2,912         2,159           1,963
Amortization of excess of fair value of assets
  acquired over cost...........................     (738)       (738)         (553)           (553)
                                                 -------     -------       -------         -------
Income (loss) from operations..................      (47)        472           958             673
Interest and other expenses, net...............    1,510       1,165           891             582
                                                 -------     -------       -------         -------
Income (loss) before income taxes and
  extraordinary item...........................   (1,557)       (693)           67              91
Provision for income taxes.....................       --          --            --               3
                                                 -------     -------       -------         -------
Income (loss) before extraordinary item........   (1,557)       (693)           67              88
Extraordinary item.............................    1,107          --            --             330
                                                 -------     -------       -------         -------
Net earnings (loss)(4).........................  $  (450)    $  (693)      $    67         $   418
                                                 =======     =======       =======         =======
Income (loss) per common equivalent share
  before extraordinary item....................  $ (1.38)    $  (.60)      $   .06         $   .07
                                                 =======     =======       =======         =======
Net earnings (loss) per common and common
  equivalent share.............................  $ (0.40)    $ (0.60)      $  0.06         $  0.35
                                                 =======     =======       =======         =======
Net earnings (loss) per common
  share -- assuming full dilution..............       --(1)       --(1)    $  0.05         $  0.28
                                                                           =======         =======
Weighted average common and common equivalent
  shares outstanding...........................    1,124       1,158         1,152           1,178
                                                 =======     =======       =======         =======
Weighted average common shares outstanding --
  assuming full dilution.......................       --(1)       --(1)      1,444           1,470
                                                                           =======         =======

                                                                              SEPTEMBER 30, 1996
                                                                                 (UNAUDITED)
                                                                          --------------------------
                                                         DECEMBER 31,                   PRO FORMA
                                                             1995         ACTUAL      AS ADJUSTED(2)
                                                         ------------     -------     --------------
BALANCE SHEET DATA:
Working capital........................................    $  8,353       $ 7,154        $  9,254
Total assets...........................................      13,966        12,652          15,252
Long-term debt(3)......................................      10,531         8,934           5,584
Excess of fair value of assets acquired over cost......       1,475           922             922
Stockholders' equity (deficit).........................      (1,604)       (1,149)          4,801

---------------
(1) Amounts are not disclosed as the impact of options, warrants, and the convertible debt was anti-dilutive.

(2) Adjusted to give effect to (i) the conversion of certain of the Company's outstanding notes that will be automatically converted into 359,722 shares of Common Stock upon the completion of this offering, and (ii) the sale by the Company of the 850,000 shares of Common Stock and the 850,000 Warrants offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

(3) Does not include excess of fair value of assets acquired over cost. See Note 3 of Notes to Financial Statements. See Notes 9, 10, 11 and 16 of Notes to Financial Statements for a description of the Company's long-term debt and lease obligations.


(4) The net loss for the year ended December 31, 1995, was reduced by $319,490 as a result of the reductions in the allowance for doubtful accounts and inventory obsolescence reserves and the net earnings for the nine months ended September 30, 1996, was increased by $88,633 as a result of the reductions in the allowance for doubtful accounts and inventory obsolescence reserves and $617,000 in gains on sales of assets and early extinguishment of debt. See "Risk Factors -- History of Previous Losses; Negative Stockholders' Equity."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis provides information regarding the Company's financial position as of December 31, 1994 and 1995 and September 30, 1995 and 1996, and its results of operations for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and 1996. This discussion should be read in conjunction with the preceding "Selected Financial Data" and the Company's Financial Statements and related Notes thereto and other financial data appearing elsewhere in this Prospectus. In the opinion of management, such unaudited interim data reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented. The results of operations for any interim period are not necessarily indicative of results expected for a full fiscal year. For information relating to factors that could affect future operating results, see "Risk Factors." Any forward-looking statements included in this Prospectus should be considered in light of such factors, as well as the information set forth below.

INTRODUCTION

     The Company designs, produces, and sells high-quality custom vehicle wheels and wheel accessories. The Company possesses one of the most widely recognized brand names in the automotive aftermarket industry. The Company markets a wide selection of custom wheels and components that are designed to appeal to automotive enthusiasts who desire to modify the styling, design, or performance of their cars, trucks, or vans. CRAGAR sells its wheel products in the automotive aftermarket through a national distribution network of value-added resellers, including tire and automotive performance warehouse distributors and retailers and mail order houses.

     Traditionally, the Company's ten largest customers have accounted for a substantial portion of the Company's gross sales. During the nine months ended September 30, 1996, the Company's ten largest customers accounted for a total of approximately 75.5% of the Company's gross sales. During 1995 and for the nine months ended September 30, 1996, the Company's largest customers were Super Shops (23.6% of gross sales in 1995 and 26.6% for the nine months ended September 30, 1996), J. H. Heafner Company, Inc. (11.8% of gross sales in 1995 and 12.3% for the nine months ended September 30, 1996), and B&R Wholesale Tire (9.5% of gross sales in 1995 and 8.6% for the nine months ended September 30, 1996). There can be no assurance that the Company will be able to maintain or increase the level of its sales in the future to these or other customers. As a result of the Company's decision not to meet competitors' pricing on steel wheels, the Company expects sales of steel wheels to J. H. Heafner Company, Inc. to decrease in the future.

     The Company was formed in 1992 to acquire in a leveraged buyout certain assets, including the accounts receivable, inventory, property, equipment, patents, trademarks, and copyrights, from the Wheel and Tire Division of Mr. Gasket Company, Inc., which had filed for reorganization. The fair value of the net assets acquired exceeded the final purchase price, and, accordingly, the fair value of the property and equipment, patents, trademarks, and copyrights acquired was reduced to zero. The remaining balance of $3,687,341 was classified as excess of fair value of assets acquired over cost (commonly referred to as negative goodwill) and is being amortized to income over five years using the straight-line method ($737,468 per annum through December 31, 1997).

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items included in the Company's Statements of Operations.

                                                                                 NINE MONTHS
                                                              YEAR ENDED       ENDED SEPTEMBER
                                                              DECEMBER 31            30
                                                            ---------------   -----------------
                                                             1994     1995     1995      1996
                                                            ------   ------   -------   -------
STATEMENTS OF OPERATIONS DATA:
Net sales.................................................   100.0%   100.0%   100.00%   100.00%
Costs of goods sold.......................................    84.7     88.5      86.0      87.0
                                                            ------   ------   -------   -------
Gross profit..............................................    15.3     11.5      14.0      13.0
Selling, general and administrative expenses..............   (19.2)   (12.7)    (11.8)    (12.2)
Amortization of excess of fair value of assets acquired
  over cost...............................................     3.6      3.2       3.0       3.4
                                                            ------   ------   -------   -------
Income (loss) from operations.............................    (0.3)     2.0       5.2       4.2
Interest and other expenses, net..........................    (7.4)    (5.0)     (4.8)     (3.6)
Extraordinary gain........................................     5.5      0.0       0.0       2.1
                                                            ------   ------   -------   -------
Net earnings (loss).......................................    (2.2)    (3.0)      0.4       2.7
                                                            ======   ======   =======   =======

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1995


     Net sales consist of gross sales less discounts, returns, and allowances. Net sales for the nine months ended September 30, 1996 were $16,056,074 compared to $18,374,847 for the same period in 1995, representing a 12.6% decline in sales. The decrease in net sales was attributable, in part, to the fact that the Company sold a large amount of excess inventory in 1995 compared to 1996. In addition, the Company accrued a larger amount of cash rebates and discounts during the nine months ended September 30, 1996 versus the same period in 1995. Other factors contributing to the decrease in net sales included the loss of a significant customer as a result of its acquisition by a wheel distributor that historically has purchased wheels from one of the Company's competitors, a reduction in purchases from another customer pending a change in ownership, and an overall reduction in sales in the performance segment of the automotive aftermarket.



     Gross profit is determined by subtracting cost of goods sold from net sales. Costs of goods sold consists primarily of the costs of labor, aluminum, steel, raw materials, overhead, and material processing used in the production of the Company's products. Gross profit for the nine months ended September 30, 1996 was $2,082,036 versus $2,564,422 for the same period in 1995. As a percentage of net sales, gross profit decreased in the 1996 period, compared to the same period in 1995, from 14.0% to 13.0%. The decreases in gross profit both in absolute dollars and as a percentage of sales reflected the overall decrease in sales, a change in the Company's product mix toward certain lower margin items, and increased cash discounts and rebates during 1996 versus the same period in 1995. Gross profit for the quarter ended September 30, 1996 was $151,094 versus $571,691 for the same period in 1995. As a percentage of net sales, gross profit decreased to 4.3% in the third quarter of 1996 as compared to 12.5% in the same period in 1995. The decreases in gross profit both in absolute dollars and as a percentage of net sales reflected all of the same factors that impacted gross profit for the nine month periods, noted above, as well as increases in freight costs due to freight surcharges and customs duties during 1996 versus the same period in 1995.



     In an effort to increase gross profits, the Company is taking steps to increase its marketing and promotional efforts to increase sales. In addition, the Company is focusing on reducing its costs, with particular emphasis on the selected outsourcing of certain product and component manufacturing. Beginning in April 1996, the Company began purchasing fully assembled steel wheels through a formal supply arrangement with one of its vendors. Approximately 16.8% of the Company's gross sales during the first nine months of 1996 were attributable to the sale of steel wheels. See "Business -- Products." Late in the second quarter of 1996, the Company began using machine shops in California to process certain components that had previously been manufactured in California, shipped to Phoenix for additional processing, and then shipped back to California for certain processing. The Company anticipates that the resulting reduction of in-bound freight costs and the reduction in inventory levels will lead to lower costs. However, the Company also expects its gross profits and overall results of operations to vary from period to period based upon a variety of factors including changes in order levels from customers, the timing of orders, changes in product mix and other factors.

     Selling, general, and administrative ("SG&A") expenses consist primarily of commissions, marketing expenses, promotional programs, salaries and wages, product development expenses, office expenses, accounting and legal expenses, and general overhead. These expenses for the nine months ended September 30, 1996 were $1,962,508 compared to $2,159,321 for the same period in 1995. The 9.1% reduction in such expenses was primarily due to the impact of cost saving efforts implemented by the Company during the fourth quarter of 1995, including reduced advertising expenses and decreased utilization of employee overtime. The Company expects that future SG&A expenses will increase in absolute amounts and possibly in proportion to net sales resulting, in part, from anticipated increases in costs associated with advertising and marketing promotional activities, increased product development activities, the hiring of additional personnel, and compliance with the reporting and other requirements of a public company.

     Interest and other expenses, net, for the nine-month period ended September 30, 1996 were $582,058 compared to $890,703 for the same period in 1995. In 1996, the Company recognized a one-time gain in the amount of approximately $287,000 in connection with the sale of polishing assets that the Company had operated in Mexicali, Mexico as well as other equipment. In connection with the Company's repurchase of a promissory note on July 1, 1996 in the amount of approximately $1.1 million, the Company recognized an extraordinary gain in the amount of $330,000. See "Certain Transactions."

     Because of its carry-forward losses from previous years, the Company had no income tax provision in 1995 and had a $3,344 provision for alternative minimum taxes in the first nine months of 1996.


     Net earnings for the nine-month period ended September 30, 1996 were $417,716 compared to $67,499 for the same period in 1995, an increase of $350,217. Of this increase, $88,633 was attributable to reductions in the allowance for doubtful accounts and inventory obsolescence reserves resulting from the write-off of delinquent accounts, improved aging of accounts receivable, and the continued disposal of excess inventory. Net earnings for each of the nine-month periods ended September 30, 1996, and September 30, 1995, included $553,101 of negative goodwill. See " -- Introduction."


COMPARISON OF THE YEAR ENDED DECEMBER 31, 1995 AND THE YEAR ENDED DECEMBER 31, 1994

     Net sales for the year ended December 31, 1995 were $22,935,773 compared to $20,269,936 for the same period in 1994, an increase of $2,665,837, or 13.2%.
The Company attributes this increase to additional product offerings in 1995 compared to 1994, continued growth of its customer base, and more efficient distribution of its product to its customers.

     Gross profit for the year ended December 31, 1995 was $2,646,426 compared to $3,103,386 for the same period in 1994, a decrease of $456,960, or 14.7%. As a percent of sales, gross margin decreased to 11.5% in 1995 from 15.3% in 1994. In part, this decrease in gross profit was attributable to increased reserves for accrued rebates, cash discounts, allowances, and returns, and to a program to reduce excess inventory. In addition, this decrease was attributable to increases in metal prices. Currently, the Company does not purchase forward contracts for metals and, therefore, any future increase in metals prices could adversely affect the Company's gross profit. The Company has entered into a supply agreement to purchase fully assembled steel wheels, at agreed upon prices, designed to improve the gross profit for this portion of its business.

     SG&A expenses for the year ended December 31, 1995 were $2,912,393 compared to $3,887,756 for the same period in 1994, a decrease of 25.1%. The Company attributes this decrease in part to a reduction in the Company's administrative and sales staffs as well as a reduction in outside sales representatives. In fiscal 1995, professional and consulting expenses declined approximately $190,000 compared to fiscal year 1994. In addition, the Company reduced marketing and promotional expenses in 1995 compared to 1994 by approximately $126,000. The Company had a write-off for bad debts of approximately $317,000 in 1994 compared to approximately $55,000 in 1995.

     Interest and other expenses, net, for the year ended December 31, 1995 were $1,165,257 compared to $1,509,647 for the same period in 1994, a decrease of $344,390, or 22.8%. In part, this decrease in 1995 relative to 1994 was attributable to a reduction in interest expense resulting from the Company's replacement of its former primary credit facility with the Norwest Credit Facility, which generally has more favorable terms. In addition, interest expense decreased in 1995 as a result of a recapitalization in which certain of the

Company's promissory notes were contributed to capital. See "Certain Transactions." As a result of this recapitalization, the Company realized an extraordinary gain of $1,107,232 in 1994.


     The net loss for the year ended December 31, 1995 was $693,756 compared to $449,317 for the same period in 1994, a difference of 54.4%. Net loss for each of these years includes $737,468 of negative goodwill. In addition, the net loss for 1995 was reduced by $319,490 as a result of the reductions in the allowance for doubtful accounts and inventory obsolescence reserves resulting from the write-off of delinquent accounts, improved aging of accounts receivable, and the continued disposal of excess inventory.


LIQUIDITY AND CAPITAL RESOURCES

     The Company historically has financed its activities primarily from cash flows from operations, credit arrangements with financial institutions, operating leases for equipment, and loans and equity infusions from its principal stockholders and investors. See "Certain Transactions." There can be no assurance that the Company's cash flow will be sufficient to finance its operations as currently planned or that it will be able to supplement its cash flow with externally generated funds.

  Revolving Credit Facility

     In April 1995, the Company entered into a revolving credit facility ("Credit Facility") with Norwest Business Credit, Inc. ("Norwest"). The Credit Facility currently has a maximum commitment of $9.5 million, subject to certain restrictions with respect to the collateral borrowing base. The Credit Facility expires April 15, 1998 and is secured by the Company's accounts receivable, inventories, intangible assets, and property and equipment. Interest is due monthly at the prime rate plus 2.25%. As of September 30, 1996, the outstanding balance under the Credit Facility was approximately $5.4 million, and the remaining amount available to be borrowed thereunder was approximately $612,000.

     The Credit Facility requires the maintenance of certain specified financial ratios. As of September 30, 1996, the Company was in default under various covenants of the Credit Facility, including the debt service covenant. On November 22, 1996, Norwest granted a waiver with respect to these defaults and modified certain of the covenants under the Credit Facility. See "Risk
Factors -- Covenant Defaults; Dependence on External Financing."

  1993 Junior Notes

     At September 30, 1996, the Company had outstanding $1,500,000 of convertible junior investor notes (the "1993 Junior Notes"). The 1993 Junior Notes are collateralized by accounts receivable, inventories, and property and equipment, subject to and subordinate to the existing security interests of Norwest. The 1993 Junior Notes mature in September 1998. The 1993 Junior Notes bear interest at 8%, which is due annually in September.

     On December 15, 1994, the Company issued a $350,000 promissory note (the "$350,000 Note"), on terms similar to the 1993 Junior Notes, in order to fund the Company's obligation to one of its creditors. On the consummation of this offering, the 1993 Junior Notes and the $350,000 Note will automatically convert into 359,722 shares of the Company's Common Stock. See "Certain Transactions."

  Bridge Financing Notes

     On July 1, 1996, the Company issued $1,500,000 in aggregate principal amount of uncollateralized bridge financing notes (the "Bridge Notes"). The Bridge Notes are due in full on the earlier of June 30, 1998 or 30 days following the consummation of this offering. The Bridge Notes bear interest at 8% per annum payable on June 30 of each year. See "Certain Transactions." The Company intends to use a portion of the proceeds of this offering to repay the Bridge Notes in full. See "Use Of Proceeds."


  Cash Flow


     At December 31, 1995, the Company had an accumulated deficit of $6,429,645. During the year ended December 31, 1994, the Company used $1,974,977 in cash from its operating activities. For the year ended December 31, 1995, the Company's operating activities provided $527,922 of cash. The Company's operating activities provided $882,876 of cash for the nine months ended September 30, 1996.

     As of September 30, 1996, the Company's average accounts receivable days outstanding was 80 days as opposed to 87 days at December 31, 1995. Payment terms for its customers vary from cash on delivery to up to 210 days. The allowance for doubtful accounts as a percentage of accounts receivable was 2.9% at December 31, 1995, as compared to 1.0% at September 30, 1996. This decrease in the allowance reflected the significant reduction (73.4%) in accounts receivables greater than 60 days past due. The Company had no significant delinquent accounts outstanding at September 30, 1996. The Company's inventory turnover ratio approximated 3.1 for the 12 months ended December 31, 1995 and
3.1 for the nine months ended September 30, 1996.


     Based on the Company's operating plan, management believes that the proceeds from this offering and anticipated cash flow from operations will be sufficient to meet the Company's anticipated operating and capital needs for at least the next 12 months from the date of this Prospectus. See "Use of Proceeds." In the future, however, the Company may require additional financing. No assurance can be given of the Company's ability to obtain such financing on favorable terms, if at all. If the Company is unable to obtain additional financing, its ability to meet its current and future revenue growth plans could be materially and adversely affected.

SEASONALITY

     Historically, the Company has experienced higher revenue in the first two quarters of the year than in the latter half of the year. The Company believes that this results from seasonal buying patterns resulting, in part, from an increased demand for certain automotive parts and accessories associated with more favorable weather conditions, and the fact that many of its ultimate customers have added liquidity from income tax refunds during the first half of the year.

INFLATION

     Increases in inflation generally result in higher interest rates. Higher interest rates on the Company's borrowings would decrease the profitability of the Company. To date, general price inflation has not had a significant impact on the Company's operations; however, increases in metal prices have from time to time, and could in the future, adversely affect the Company's gross profit. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of the Year Ended December 31, 1995 and the Year Ended December 31, 1994."

ACCOUNTING MATTERS

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS No. 121), which the Company will adopt for its fiscal year ending December 31, 1996, requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of asset may not be recoverable. In the opinion of management, the adoption of SFAS No. 121 will not have any material effect on the Company.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), establishes financial accounting standards for stock-based employee compensation plans. These plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Examples include stock purchase plans, stock options, restricted stock, and stock appreciation rights. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. These transactions must be accounted for, or at least disclosed in the case of options, based on the fair value of the consideration received or the equity instruments issued, whichever is the more reliable measure. The Company will adopt the disclosure requirements of SFAS No. 123 for its fiscal year ending December 31, 1996.

                                    BUSINESS

INTRODUCTION

     The Company designs, produces, and sells high-quality, custom vehicle wheels and wheel accessories. The Company believes that the CRAGAR name is one of the most widely recognized brand names in the automotive aftermarket industry. The Company's broad selection of products is designed to appeal to a wide range of automotive enthusiasts who desire to modify the styling, design, or performance of their cars, trucks, or vans. The Company sells its wheel products in the automotive aftermarket through a national distribution network of value-added resellers, including tire and automotive performance warehouse distributors and retailers, and mail order houses. Major resellers include Super Shops, J. H. Heafner Company, Inc., and B & R Wholesale Tire.

     In order to appeal to a broad spectrum of consumers, the Company offers a wide selection of custom wheels. CRAGAR's products include entry-level custom steel wheels, wire and spoked wheels that are popular with urban and inner city consumers, chrome plated, one-piece cast aluminum wheels designed to appeal to the luxury automobile owner, and race wheels that are used by both amateur and professional race drivers. The Company's wheels feature classic designs that have been sold under the CRAGAR name since the 1960s as well as contemporary designs that reflect continually changing consumer preferences. The Company sells its products under a variety of brand names, including CRAGAR, CRAGAR Lite, Keystone Klassic, S/S, Star Wire, TRU-CRUISER, and TRU-SPOKE.

INDUSTRY BACKGROUND

  Size and Growth of Industry

     The automotive wheel industry is generally divided into two segments, original equipment wheels and custom aftermarket wheels, which together accounted for approximately $2.0 billion in manufacturer sales during 1994. Of this amount, the custom wheel segment, in which the Company operates, represented manufacturer sales of approximately $650 million, an annual increase of 15.5% over the total of $420 million achieved in 1991.

     The Company attributes the continuing growth in the custom wheel segment of the automotive wheel industry to several factors, including (i) increased sales of domestic cars, sport utility vehicles, and light trucks, which have resulted in greater numbers of vehicles in use and, consequently, more potential consumers of automotive aftermarket products such as the Company's wheels; (ii) increased average vehicle life, which the Company believes contributes to greater demand for automotive aftermarket products, such as custom wheels, as vehicle owners seek to enhance the appearance of older vehicles; and (iii) increased sales of custom wheels through tire dealers, performance retailers, and other specialty automotive outlets. The Company believes that the desire of many vehicle owners for individuality in the appearance and styling of their vehicles will lead to continued growth in the custom wheel market, since the installation of custom wheels represents one of the easiest, least expensive, and quickest ways for such owners to dramatically alter their vehicles' appearance.

  Product Offerings

     The custom wheel market is generally divided into six product categories: one-piece aluminum wheels (representing 36% of the market); performance racing wheels (20%); two-piece aluminum wheels (16%); steel wheels (14%); wire wheels (10%); and composite wheels (4%). These product categories are differentiated by the material content of the wheel, the level of technology necessary to produce the wheel, price, target customer, styling attributes, and applications. See
" -- Products." While the Company offers products in each of these product categories, the Company believes that the market for one and two-piece aluminum wheels has grown substantially relative to the other categories of wheels and will continue to do so in the future.

  Product Distribution

     Custom wheel manufacturers and assemblers may sell their products to wholesalers (such as large warehouse distribution centers), directly to product retailers (such as tire and auto parts dealers and performance automotive centers), or directly to the public via mail order, sales outlets, or direct telemarketing. A number of the Company's competitors have taken a step toward vertical integration by establishing company-owned warehouse distribution centers that can sell their products to retailers or directly to the public. To spread the overhead costs associated with establishing these company-owned distribution centers, such centers often carry competitors' products. The Company sells its products through distribution centers operated by its competitors, such as American Racing Equipment, Inc. and Prime Wheel-Golden Wheel. See " -- Distribution, Sales, and Marketing -- Product Distribution."

  Fragmented Nature of Industry

     The Company believes that the custom wheel industry is highly fragmented, with only a few companies holding market share in excess of 10%. Like the Company, most of its competitors do not manufacture their own wheels, but purchase the wheel components from third parties for later assembly and sale to the public. Unlike the Company, however, most of its competitors do not offer a full line of custom wheel products nor have an established brand identity. The Company believes that the fragmented nature of the custom wheel market offers an opportunity for certain competitors, such as the Company, to act as market consolidators through the acquisition of other custom wheel companies or product lines that can complement their existing operations. See " -- Business Strategy."

     The industry data presented herein is derived from information obtained from the Specialty Equipment Market Association and Lang Market Resources, Inc.

BUSINESS STRATEGY

     The Company's objective is to become the premier supplier of custom wheels and wheel accessories in the automotive aftermarket. The Company will seek to achieve this objective by pursuing the following strategies:

  Increase Marketing Efforts

     The Company intends to increase its marketing, advertising, and promotional efforts to further enhance and leverage the strength of the CRAGAR brand name. Promotional efforts will include an increased emphasis on the Company's relationships with drag race drivers and teams and on the sponsorship of professional and amateur drag race events sanctioned by the National Hot Rod Association ("NHRA"). Additionally, public relations campaigns will be conducted in trade publications, racing magazines, and consumer magazines. The Company also intends to develop distinctive point-of-purchase displays directed to end consumers. As a means to leverage the strength of its brand names, the Company will pursue licensing arrangements for its brand names to be featured on high-quality automotive aftermarket and other products.

  Expand Product Distribution

     The Company intends to expand its product distribution capabilities in underserved markets, such as California, southern Florida, New England, and the northwestern United States, and to broaden its customer base to include major tire distributors that supply both national and local retail tire stores. Historically, the Company has focused its distribution efforts on selected domestic markets, which are served by value-added resellers specializing in selling high-performance automotive aftermarket parts and accessories. The Company also is exploring implementation of a national accounts program in which it would sell products directly to mass merchandisers that require factory direct service. The Company is in the process of establishing a redistribution arrangement necessary to serve these national account prospects as well as certain local and regional areas not serviced by its current warehouse distributors. In addition, CRAGAR will seek to develop and enhance relationships with distributors in selected foreign countries, such as Japan, Mexico, Russia, Australia, and Germany, where it believes it currently enjoys significant brand name recognition.

  Enhance Existing Product Lines; Develop New Products

     The Company plans to enhance its existing product lines by adapting its wheels and accessories to fit additional vehicle models, makes, and years and to develop new product lines to meet changing consumer demands. In addition, the Company intends to continue to increase its product development efforts with increased emphasis on products for trucks and sport utility vehicles. In this regard, during the past two years the Company introduced its CRAGAR Lite wheel line, introduced a series of one-piece aluminum wheels, and significantly broadened its TRU-SPOKE line with three new wheel designs and a new line of accessories. The Company also is test marketing a new line of custom wheels that feature distinctive wheel coatings, such as camouflage, marble, and simulated carbon fiber.

  Pursue Strategic Acquisitions and Alliances

     The Company plans to pursue strategic acquisitions and alliances to capitalize on the substantial fragmentation of the market for custom wheels and wheel accessories and the difficulty of market participants in maintaining product selection broad enough to meet customer demands resulting from the increase in the variety of domestic and imported vehicle makes and models. Acquisition or alliance candidates will be selected based on their potential to broaden the Company's product lines or enlarge its product offerings, expand the geographical scope of its distribution network into new or underserved markets, enhance the Company's marketing, distribution or product development capabilities, or reduce unit costs. The Company currently has no specific agreements or understandings with respect to any acquisitions or alliances.

  Improve Operating Efficiencies

     The Company intends to improve its operating efficiencies by enhancing its assembly and materials handling through plant upgrades, the purchase of new equipment, and the implementation of more sophisticated inventory management and by outsourcing certain of its production processes. The Company has begun to selectively outsource the processing, assembly, and manufacturing of some of its custom wheels, components, and accessories, and expects to explore further outsourcing in the future. The Company believes that the outsourcing of selected products and processing operations will enable it to devote a greater percentage of its resources to product design, marketing, and distribution, and to shift certain inventory, warranty, and other risks to its suppliers.

PRODUCTS

     CRAGAR offers a large variety of custom wheels, which can be divided into six general categories: (i) wire or spoked wheels; (ii) composite wheels, known as Legacy and CRAGAR Lite wheels; (iii) steel wheels; (iv) race wheels; (v) street steel wheels; and (vi) one-piece cast aluminum wheels. In addition, the Company offers a full line of wheel accessories, including lug nuts, spacers, bolts, washers, spinners, and hubcaps.

     The following table provides sales and other information about the Company's major product lines:

                             % OF 1996        % OF 1995            TYPE OF
       PRODUCT LINE         GROSS SALES*     GROSS SALES         CONSTRUCTION            CUSTOMER NICHE
--------------------------  ------------     -----------     --------------------     ---------------------
Wire or Spoked Wheels.....      20.0%            24.2%       Steel spokes             Urban and inner city
                                                             attached to inner        consumers
                                                             steel hub and outer
                                                             steel rim or felly
Composite, Legacy, and
  CRAGAR Lite Wheels......      23.7%            17.8%       Inner cast aluminum      Nostalgia car and
                                                             disc welded to outer     current line truck
                                                             steel rim                owners
Steel Wheels..............      16.8%            16.7%       Inner steel disc         Low-end consumers of
                                                             welded to outer          all types of vehicles
                                                             steel rim
Race Wheels...............      16.6%            15.8%       Two outer aluminum       Pro and amateur race
                                                             rim halves welded        drivers and
                                                             together with            performance car
                                                             aluminum center or       owners
                                                             spacer
Street Steel Wheels.......       8.7%             8.5%       Three piece steel        Hot rod and race
                                                             and aluminum center      enthusiasts with cars
                                                             welded to outer          and trucks
                                                             steel rim
One-piece Cast Aluminum
  Wheels..................       7.8%             7.8%       Cast one-piece           Low and high-end
                                                             aluminum with            consumers of all
                                                             machined, painted,       types of vehicles
                                                             or chrome finish
Wheel Accessories.........       4.6%             4.6%       Steel and aluminum       All types of
                                                             hub caps, lug nuts,      consumers and
                                                             spinners, locks,         vehicles
                                                             spacers
Miscellaneous.............       1.8%             4.6%       Excess wheels and        N/A
                                                             accessories

---------------
* For nine months ended September 30, 1996, unaudited.

  Wire or Spoked Wheels

     CRAGAR offers a complete line of chrome plated wire or spoked wheels. The Company sells most of these products under the TRU-SPOKE brand name, although it offers a spoked wheel product using patented technology, called the Star Wire, which is sold under the CRAGAR brand name. Wire wheels are high-end, niche products that are sold to a limited group of vehicle owners. Recently, CRAGAR introduced a new look for the TRU-SPOKE brand name, incorporating a new decorative medallion and spinner and several new wheel styles, including wheels with diamond spokes, a wheel with 102 spokes, a wheel with sixteen 5/8-inch
(fat) spokes, and a lower priced wheel with 13 pairs of spokes. From time to time, CRAGAR also supplies other companies with wire wheels under private label.

  Composite, Legacy, and CRAGAR Lite Wheels

     Composite wheels consist of a chrome plated die cast aluminum center welded to a chrome plated rolled steel outer rim. CRAGAR patented the process of attaching the aluminum center to the steel rim in 1964. In addition to the Company's popular S/S and SS/T composite wheels, the Company in 1995 purchased the exclusive rights to manufacture and market the Keystone Klassic, one of the most popular wheels in automotive history. The Company believes this product solidifies CRAGAR's Legacy Line to include the most popular nostalgia wheels in the market. The Company recently introduced 16 and 17 inch versions of its S/S wheel.

     Another addition, introduced in 1995, was the Company's development (with patent pending technology) of the CRAGAR Lite wheel line using a new light-weight steel rim. While over 30% lighter than conventional rims, these light-weight rims are stronger than conventional rims because the rims are made of high-strength alloy steel. The CRAGAR Lite rim improves ride stability, reduces wheel vibrations, lessens wear on the suspension, and enhances fuel economy. The Company currently has two CRAGAR Lite styles, both used for front-wheel drive vehicles. The Company recently has introduced new sizes and bolt circle configurations of its CRAGAR Lite wheels.

  Steel Wheels

     CRAGAR steel wheels have been sold for over 30 years. While aluminum has slowly been replacing steel as the major wheel material, the Company continues to sell large quantities of steel wheels, which represent a less costly option for many consumers. The Company currently has a supply arrangement to purchase fully assembled steel wheels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." From time to time, CRAGAR also supplies other companies with steel wheels for resale under private labels.

  Race Wheels

     CRAGAR race wheels are higher-priced, three-piece, lightweight, polished aluminum wheels. These wheels are used by professional drag racers, who are sometimes provided CRAGAR wheels without charge in return for their promotion of CRAGAR and for displaying a CRAGAR sticker on their cars. The Super Race and the Super Star are the Company's two highest-end professional race wheels.

     The Company also sells race wheels to amateur racers, professional racers, and individuals who want the look of the race wheel for street use. The race wheels for this product category are the Dragstar and the Super Lite II. In addition, the Company has introduced a series of race wheels with billet centers for street use.

  Street Steel Wheels

     The Company sells chrome plated steel, look-alike versions of its race wheels. The Street Star is a lower-priced copy of the Dragstar, and the Street Lite is a copy of the SuperLite II.

  One-Piece Cast Aluminum Wheels

     The Company currently offers several styles of one-piece cast aluminum wheels. One category of one-piece cast aluminum wheels consists of high-end, chrome-plated or silver-painted wheels with innovative styling. The styles are designed for CRAGAR's "muscle car" or "hot rod" niche, including classic Mustangs, Camaros, Firebirds, and Monte Carlos. In addition, these wheels are also popular with owners of high-end European and Japanese cars. These wheels are currently purchased from manufacturers in the Philippines and the United States.

     Another category of one-piece cast aluminum wheels consists of the Hammer, Star, Blade, and Modular styles. These styles have been on the market for many years and are available from almost all of the Company's domestic and foreign competitors. These wheels have become "commodity" items and provide relatively small gross margins. These wheels are currently purchased from manufacturers in China and the United States.

  Wheel Accessories

     The Company offers a large and varied line of accessories, including hubcaps, medallions, lug nuts, washers, steel locks, spinners, beadlock rings, and trim rings. Accessories are sold both packaged and loose.

The packaging is either in boxes or shrink wrap with paper board. Most of these accessories are sourced from the Far East.

PRODUCT DEVELOPMENT

     The Company currently offers a broad spectrum of products that are designed to fit a wide variety of automobiles, vans, and trucks. The Company plans to leverage these product lines by adapting its wheels and accessories to fit additional vehicle models, makes, and years. In addition, the Company intends to increase its product development efforts with increased emphasis on products for trucks and sport utility vehicles. In this regard, during the past two years the Company introduced its CRAGAR Lite Wheel line and significantly broadened its TRU-SPOKE line with three new wheel designs and a new line of accessories. The Company is test marketing a new line of custom wheels that feature distinctive wheel coatings, such as camouflage, marble, and simulated carbon fiber.

     To enhance its product development efforts, the Company plans to engage an experienced outside consultant to assist the Company's current in-house product development staff. In addition, the Company plans to supplement its existing product development staff with the addition of one or more new employees with product development experience.

DISTRIBUTION, SALES AND MARKETING

  Product Distribution

     The Company currently sells its products through the following distribution channels:

          Warehouse Distributors. The Company sells its products to warehouse distributors that sell to tire dealers, automotive performance retailers, service stations, and specialty boutiques. These customers include J. H. Heafner Company, Inc., B & R Wholesale Tire and Wheel, and Keystone Automotive Warehouse. Automotive aftermarket warehouse distributors often stock a full selection of high-quality merchandise. The Company believes that warehouse distributors will continue to be an important factor in the Company's penetration of new geographic areas. Sales to warehouse distributors accounted for 46.2% and 38.1%, respectively, of the Company's gross sales in 1995 and in the nine months ended September 30, 1996.

          Tire Dealers and Automotive Performance Retailers. The Company sells its custom wheels and other products to major tire and automotive performance retailers, including Discount Tire and Super Shops, which specialize in selling high-performance aftermarket automotive parts and accessories throughout the United States. The Company believes that tire dealers have experienced success with "combination" sales of tires with custom wheels and that automotive performance retailers serve as an important link to automotive enthusiasts. Tire dealers and automotive performance retailers, two traditionally separate channels, are beginning to overlap in their product coverages. Gross sales to tire dealers and automotive performance retailers accounted for 36.1% and 39.6%, respectively, of the Company's gross sales in 1995 and in the nine months ended September 30, 1996.

          Mail Order Outlets. The Company sells its products to mail order catalog houses, including Atech Motorsports, Buckeye Sales, and ASAP, for resale to the public. The Company believes that inclusion of its products in large mail-order catalogs will continue to be a significant factor in promoting the brand-name recognition of the Company's products and increasing direct sales to consumers. Sales to mail order outlets accounted for 12.1% and 14.2%, respectively, of the Company's gross sales in 1995 and in the nine months ended September 30, 1996.

          International Distributors. The Company sells to exporters and directly to distributors in select foreign countries. International sales accounted for approximately 5.4% and 6.2%, respectively, of the Company's gross sales in 1995 and in the nine months ended September 30, 1996.

     The Company intends to increase its distribution capabilities in underserved markets, such as California, southern Florida, New England, and the northwestern United States and to broaden its customer base to include more major tire distributors that supply both national and local retail tire stores. The Company is also exploring implementation of a national accounts program in which it would sell products directly to mass merchandisers that require factory direct service. The Company is in the process of establishing a redistribution arrangement necessary to serve these national account prospects as well as certain local and regional areas not currently serviced by its current warehouse distributors. In addition, CRAGAR will seek to develop and enhance relationships with distributors in select foreign jurisdictions, such as Japan, Mexico, Russia, Australia and Germany, where it believes it currently enjoys significant brand-name recognition.

  Sales and Marketing

     As of September 30, 1996, the Company employed six individuals in its sales and marketing department and retained four independent representative agencies. The Company's sales and marketing employees are responsible for implementing marketing plans and sales programs, providing technical advice and customer service, handling customer inquiries, following up on shipments to customers, informing customers of special promotions, coordinating the Company's trade shows, and providing other types of customer service. The Company plans to hire an executive to coordinate the Company's marketing efforts.

     As one of its marketing programs, the Company is a sponsor for all professional and amateur drag race events sanctioned by the NHRA. The Company sponsors cars carrying the CRAGAR logo in all three professional categories, including the Top Fuel, Funny Car, and Pro Stock divisions. Among the many well-known drivers and teams that CRAGAR has relationships with include Kenny Bernstein (1996 Top Fuel Champion), Warren Johnson (multi-year Pro Stock Champion) and Larry Dixon (1995 Rookie of the Year); team owners such as Joe Gibbs (former NFL Super Bowl coach), and Don "The Snake" Prudhomme (legendary driver and former champion); and teams with major sponsors, such as McDonald's, Budweiser, Miller Genuine Draft, Skoal Bandit, ProLong, GM Performance Parts, and Mac Tools.

     Outside sales representatives typically interface directly with the Company's customers. These individuals approach the Company's customers on a frequent basis to solicit orders. These sales representatives either earn a commission on each sale or receive a flat monthly retainer. Sales representatives work with a particular internal salesperson and together deal with each customer in order to facilitate high levels of service.

     In 1995, the Company's ten largest customers accounted for a total of approximately 70.4% of its gross sales, with Super Shops, J. H. Heafner Company, Inc., and B & R Wholesale Tire accounting for 23.6%, 11.8%, and 9.5% of gross sales, respectively. For the nine months ended September 30, 1996, the Company's ten largest customers accounted for a total of approximately 75.5% of gross sales, with Super Shops accounting for 26.6%, J. H. Heafner Company, Inc. 12.3%, and B & R Wholesale Tire 8.6%. The Company does not have any long-term contractual relationships with any of its major customers. As a result of the Company's decision not to meet competitors' pricing on steel wheels, the Company expects sales of steel wheels to J. H. Heafner Company, Inc. to decrease in the future. See "Risk Factors -- Dependence on Key Customers."

     The Company's standard payment terms generally provide for payment by its customers no later than the 25th day of the month following the month of the invoice, with a 2% discount offered for payments made by the 10th day of the month. Certain customers receive longer terms, and at certain times of the year terms are offered which have in the past extended to as much as 210 days from the date of invoice.

PRODUCTION

     The Company assembles most of its products at its facility in Phoenix, Arizona. While outside vendors manufacture most of the component parts used in the Company's products, the Company undertakes certain basic production operations, including bending spokes on presses; de-flashing various components; piercing rims, hubs, and fellies for wire and spoked wheels; dimpling rims for wire wheels; and machining a variety of components. In recent periods, the Company has begun to outsource selectively the processing, assembly, and manufacture of some of its custom wheels, components, and accessories, and expects to explore the further outsourcing of product production in the future. The Company believes that the outsourcing of selected products and processing operations will enable it to devote a greater percentage of its resources to product design, marketing, and distribution and to shift certain inventory, warranty, and other risks to its suppliers. In addition, the Company intends to improve its own production operations through plant improvements, the purchase of new equipment, and the implementation of enhanced inventory management.

     The Company maintains its own in-house testing facility for its wheels. The Company also utilizes independent test laboratories for all its wheels, which certify their results relating to load ratings, cornering fatigue, and radial fatigue.

COMPETITION

     The market for the Company's products is highly competitive and fragmented with over 100 domestic and foreign sellers of custom wheels. Competition is based primarily on product selection (including style and vehicle fit), product availability, quality, design innovation, price, payment terms, and service. Competition in the custom wheel market is intense, and the Company believes that several major wheel manufacturers, such as American Racing Equipment, Inc., Prime Wheel-Golden Wheel, Progressive Custom Wheels, Inc., Ultra Custom Wheel Co., and Superior Industries International, as well as suppliers to major automobile manufacturers, pose significant competition because of their substantial resources.

     The level and source of the Company's competition varies based on product category. Cast aluminum wheels comprise the largest portion of the custom wheel market. There are numerous competitors in the cast wheel market, including American Racing Equipment, Inc., Prime Wheel-Golden Wheel, Progressive Custom Wheels, Inc., Ultra Custom Wheel Co., Superior Industries International, and certain smaller domestic companies as well as numerous foreign manufacturers. Most of these companies also make composite wheels. In race wheels, the Company has two major competitors, Weld Racing, Inc. and Center Line Performance Wheels. The largest wire wheel competitors include Roadster Wheels, Inc., Crown Wire Wheel Co., and Dayton Wheel Products, Inc. In steel wheels, competitors include Mangels Wheels, Unique Wheel, Inc., American Racing Equipment, Inc., and Greenball Corp.

FACILITIES

     The Company's executive offices, product development, sales, accounting, computer, production, and distribution facilities are currently housed in a leased industrial building. The 167,000 square foot facility is located in Phoenix, Arizona. The lease expires in June 2003, and the Company has a right of first refusal to purchase the property. The Company believes that the facility is adequate for its current operations and those contemplated by the Company in the foreseeable future.

INTELLECTUAL PROPERTY

     The Company markets its custom wheels and products under a variety of brand names designed to capitalize on its reputation. The Company believes that its trademarks, most importantly CRAGAR, are critical to its business. The Company also owns the rights to certain design and other patents and also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through confidentiality and proprietary information agreements. The Company has also entered into agreements with its vendors to restrict the use of technology provided by the Company. There can be no assurance, however, that the Company's patents will preclude the Company's competitors from designing competitive products, that the proprietary information or confidentiality agreements with employees and others will not be breached, that the Company's patents will not be infringed, that the Company would have adequate remedies for any breach or infringement, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.


     CRAGAR(R), Keystone(R) Klassic(R), Legacy(TM), CRAGAR LITE(TM), Star Wire(TM), TRU-CRUISER(TM), Street Pro(R), S/S(R), The Wheel People(TM), and TRU-SPOKE(R) are trademarks of the Company. This Prospectus also contains trademarks of companies other than the Company.

PRODUCT RETURNS AND WARRANTIES

     Historically, the Company's wheels have been sold with a limited one-year warranty from the date of purchase. The Company's warranties generally provide that, in the case of defects in material or workmanship, the Company, at its option, will either replace or repair the defective product without charge. The Company currently maintains product liability insurance for its products, with limits of $1.0 million per occurrence and $2.0 million in the aggregate, per annum. Such coverage is becoming increasingly expensive. There can be no assurance that the Company's insurance will be adequate to cover future product liability claims or that the Company will be able to maintain adequate liability insurance at commercially reasonable rates. See "-- Legal Proceedings."


     The Company maintains stock adjustment and warranty return policies. The Company's stock adjustment return policy allows the customer to return certain factory-fresh, resalable merchandise to the Company for credit. The Company's warranty return policy allows customers to return certain defective products that are covered under the Company's limited warranty. In both cases, customers are only allowed to return a specified percentage, usually less than 2%, of the previous year's purchases. Should this specified percentage be exceeded, the Company at its discretion can either reject the return request or accept the return request and charge a 15% handling fee. Historically, the Company's stock adjustment returns and warranty returns have represented approximately 2% and 1.5% of annual net sales, respectively. On a quarterly basis, the Company recognizes a provision for stock adjustments and warranty returns in arriving at net sales. The provision is based on a historical 12 month moving average of actual return activity. For the nine months ended September 30, 1996, stock adjustment returns were approximately $405,000 compared to approximately $582,000 for the nine months ended September 30, 1995. Warranty returns were approximately $276,000 and approximately $151,000 for the nine months ended September 30, 1996 and September 30, 1995, respectively.


EMPLOYEES

     As of September 30, 1996, the Company had 95 employees, a majority of whom were full-time employees, and six independent contractors. Employment levels vary during the course of a year due to the seasonality of the Company's business. See "Risk Factors -- Variability in Operating Results; Seasonality." The Company considers its employee relations to be good. None of the Company's employees are represented by unions.

LEGAL PROCEEDINGS


     The Company is one of four defendants in an action in the United States District Court for the Eastern District of Michigan, entitled Patricia Ellerholz
v. Goodyear Tire & Rubber Co., instituted on December 20, 1995. Ms. Ellerholz alleges, among other things, that her husband, Brian Ellerholz, was killed on January 8, 1993 while attempting to disassemble a two-piece drag racing wheel. The plaintiff in this case is seeking damages of $5.5 million plus an unspecified amount of punitive damages. Any losses to the Company resulting from this case will not be covered by product liability insurance. The Company believes that the wheel was manufactured and sold by another party and that the Company is not a "successor corporation" to the entity that manufactured and sold the wheel. Accordingly, the Company has filed a motion for summary judgment asking the Court to dismiss the Company as a defendant in the action. On November 27, 1996, the Court granted the Company's motion for summary judgment and dismissed the Company from all claims. The plaintiff has filed a motion for reconsideration. While the Company is defending itself vigorously in this matter, there can be no assurance that the ultimate resolution of this case will not result in a material adverse effect on the Company's financial condition.


     The Company also is involved in routine litigation incidental to the conduct of its business. Except for the matter referred to in the preceding paragraph, there are currently no material pending proceedings to which the Company is a party or to which any of its property is subject.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executives officers of the Company are as follows:

                   NAME                     AGE                      POSITION
------------------------------------------  ---     ------------------------------------------
                                            40      President, Chief Executive Officer, and
Michael L. Hartzmark, Ph.D................          Director
Michael Miller............................  38      Chief Operating Officer
Anthony W. Barrett........................  48      Vice President of Sales Operations
Sidney Dworkin(1)(2)......................  75      Director
Mark Schwartz(1)(2).......................  46      Director
Donald McIntyre(1)(2).....................  72      Director
Ed Faber(1)...............................  63      Director

---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     Dr. Hartzmark joined the Company as a full-time employee in May 1993 and has served as its President and Chief Executive Officer since June 4, 1993 and as a director since January 1, 1993. Prior to joining the Company, Dr. Hartzmark was an economic consultant (as President of EconOhio Corporation) and a financial consultant (as President of MDA Financial, Inc.). EconOhio wrote business plans for and provided advice to a variety of companies. MDA provided financial consulting services to small and medium-size companies, as well as assistance to oil and gas and real estate limited partnerships. From 1987 to 1989, Dr. Hartzmark was Senior Economist at Lexecon Inc. a Chicago-based economics and law consulting firm. Dr. Hartzmark was the John M. Olin Visiting Scholar at the University of Chicago and an Assistant Professor at the University of Michigan. He has also worked for the Treasury Department and the Commodity Futures Trading Commission. Dr. Hartzmark earned his M.A. and Ph.D. degrees in economics at the University of Chicago. He holds a B.A. in economics from the University of Michigan.


     Mr. Miller joined the Company as a full-time employee in November 1996 after serving as a consultant to the Company for three months. He has over 16 years of experience with manufacturing companies working either as a senior executive or consultant. From 1992 to 1996, Mr. Miller was employed by Form Rite, a $110 million supplier of fluid handling systems to Ford, GM, Chrysler, Mercedes, Nissan, and TRW. He assisted with the sale of the company to Siebe plc., a large British firm. Prior to the sale, he had worldwide responsibility for sales and engineering efforts. Mr. Miller was Vice President of Operations for Mr. Gasket Company, Inc. and had operating responsibility for the wheel and tire division from 1988 to 1992. He joined Mr. Gasket from the consulting practice of Deloitte & Touche after completing a restructuring project of the wheel and tire division. Mr. Miller has a B.S. in Business Administration from the University of Albany and a Master of Business Administration from Rochester Institute of Technology.


     Mr. Barrett joined the Company in August 1995. In addition to serving as Vice President of Sales Operations, Mr. Barrett also serves as the Company's principal financial and accounting officer. He has over 25 years of experience in manufacturing and extensive experience in finance and accounting, operations, sales, marketing and production. From 1980 to 1993, Mr. Barrett served as Vice President -- Finance, Vice President -- Retail Operations and Vice
President -- Canadian Operations at F.E. Myers, a manufacturer and assembler of pumps. His responsibilities included overseeing finance, production, operations, and sales. Prior to 1980, Mr. Barrett worked for 10 years for ITT. Mr. Barrett holds a B.A. from Malone College.

     Mr. Dworkin has served as a director of the Company since December 1994. Mr. Dworkin served as President and Chairman of the Board of Revco Drugstore Company, Inc. until October 1987. Mr. Dworkin currently serves on the Boards of approximately ten companies, including a number of large public corporations. These include General Computer Corporation, which was sold in 1995 (where he was Chairman of the Board), Comtrex Systems, Inc. (where he was Chairman of the Board), Northern International Technologies, CCA Industries, Interactive Technologies, Inc. (a manufacturer of pet supplies), Marbledge

Group, Inc., Powerhorse, Overdrive Systems, Inc., and Neutrogena (prior to its sale). He is also owner and Chairman of the Board of Advanced Modular Company, a privately held manufacturer of modular buildings. His experiences range across a multitude of industries including, among others, pharmaceuticals, computer hardware and software, modular housing, and consumer products.

     Mr. Schwartz has served as a director of the Company since January 1993. Mr. Schwartz is President of G&S Metal Products, Inc., one of the largest producers of consumer metal products in the United States. The company's headquarters in Cleveland, Ohio include a major manufacturing facility. G&S Metal Products sells its products to many major retailers (including K-Mart, Target, and WalMart), many through private label programs. Mr. Schwartz is also President of G&S Machine Tools, Inc. and Vice President of Porcelen, Inc. Mr. Schwartz has extensive export and import experience.

     Mr. McIntyre has served as a director of the Company since June 1996. Mr. McIntyre is currently active nationally in merger and acquisition field in association with Chapman Associates. He is also interim CEO of Capital Electric Group. From 1964 to 1981, he was Chairman of the Board, President, and CEO of Custom Products Corporation, a multi-plant manufacturing and distribution company. Mr. McIntyre currently serves on the boards of several companies, including Capital Electric Group, the Joray Corporation, and Watkins Shepard Inc. Mr. McIntyre holds a B.S. from Iowa State University and attended post-graduate courses at Michigan State University and Drake.

     Mr. Faber has served as a director of the Company since November 1996. Mr. Faber currently consults with small, emerging companies on a variety of corporate matters, including turnaround strategies. From 1991 to 1992 he served as President and Chief Executive Officer of SuperCuts, Inc., where he was responsible for organizing and executing a successful initial public stock offering. From 1990 until the company was sold in 1991, Mr. Faber served as Vice Chairman and Chief Executive Officer of Dataphaz. In 1976, Mr. Faber was the founding President of Computerland Corporation. He retired from Computerland Corporation in 1983, but rejoined that company in 1985 to serve as Chairman and Chief Executive Officer until 1987 when the company was sold. He remained as Vice Chairman until 1990. Mr. Faber currently serves on the Boards of Integrated Circuits Engineering Corp. and Cotelligent Systems. Mr. Faber holds a degree in Industrial and Labor Relations from Cornell University and was an officer in the United States Marine Corps.

     Directors are elected annually to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Executive officers are elected annually by, and serve at the discretion of, the Board of Directors.

KEY EMPLOYEES

     The Company has identified Tony Cortes, Kent Rogers, and David Bratset as key employees.

     Tony Cortes, age 34, joined CRAGAR in 1982 as an assembly worker and has served as Production Manager since June 1993.

     Kent Rogers, age 46, serves as the Director of Material Control and Information Services. Mr. Rogers joined the Company in August 1994 and has over 19 years of experience in utilizing various types of computer hardware platforms and a variety of integrated computer software packages. As Director of Management Information Systems at Syntellect, Inc. from 1989 to 1994, Mr. Rogers created the Information Systems Department for a $50 million interactive voice response products manufacturer. He also directed Syntellect's Customer Support Department. From 1987 to 1988, Mr. Rogers was a District Industry Specialist for Unisys, assisting the company in the sales and implementation of its financial, purchasing, order entry, inventory control, and manufacturing control products. From 1985 to 1987, Mr. Rogers was an independent systems consultant, in which capacity he evaluated, recommended, trained, and implemented various financial accounting, distribution, plant maintenance, and manufacturing control software systems. From 1979 to 1985, Mr. Rogers worked for Hewlett Packard as a Senior Systems Engineer, installing and implementing the company's software packages. Mr. Rogers holds a B.S. degree in Computer Science from Angelo State University.

     David Bratset, age 49, serves as the Director of Administrative Services. Mr. Bratset joined the Company in September 1995. He has had a varied background, focused primarily on finance, accounting, and human resources. From 1994 to 1995, Mr. Bratset was Business Manager for Christensen & Associates, an investor relations consulting firm, with a full range of responsibilities, including management of accounting, human resources, management information systems, and administrative services. From 1992 to 1993, Mr. Bratset was the Controller of Dynamic Information Corporation, From 1978 to 1992, Mr. Bratset was Vice President of Administration at the Thunder Group. From 1969 to 1978, Mr. Bratset was Corporate Headquarters Manager at Zytron Corporation. Mr. Bratset holds a B.A. in Business Administration/Accounting from the University of California, Berkeley.

BOARD COMMITTEES

     The Compensation Committee consists of Messrs. Dworkin, Schwartz, and McIntyre. The Compensation Committee establishes salaries, incentives, and other forms of compensation for officers and other employees, administers incentive compensation and benefit plans, including the Company's 1996 Stock Option and Restricted Stock Plan and the Company's 1996 Non-Employee Directors' Option Plan, and recommends policies relating to such plans.

     The Audit Committee consists of Messrs. Dworkin, Schwartz, McIntyre, and Faber. The Audit Committee will meet periodically with management and the Company's independent auditors and will review the results and scope of the audit and other services provided by the Company's independent auditors, the Company's internal auditing procedures, and the adequacy of internal controls.

DIRECTORS' COMPENSATION AND NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     The Company pays all non-employee directors $1,000 for attendance at the Company's quarterly meetings of directors, which it plans to increase to $1,500 after the completion of this offering. The Company also pays all non-employee directors $250 for any committee meetings attended. In addition, directors may be reimbursed for certain expenses in connection with attendance at board and committee meetings.


     On June 10, 1996, pursuant to the Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), the Company granted options to current and former members of the Board of Directors to purchase 9,800 shares of the Company's Common Stock. All options were granted with an exercise price of $5.14 per share. Pursuant to the terms of the Directors' Plan, Mark Schwartz received 2,800 options; Sidney Dworkin, Victor Scaravilli, and Phyllis Froimson each received 2,100 options; and Donald McIntyre received 700 options. All option grants vested immediately with the exception of Mr. McIntyre's options which will vest one year from the date of grant. In addition, the Company's Board of Directors granted James Schoke, a former director of the Company, an option to purchase 2,100 shares of the Company's Common Stock at an exercise price of $5.14 per share and an option to purchase 2,100 shares of Common Stock at $5.60 per share, effective as of June 10, 1996 and November 9, 1996, respectively. The option grants to Mr. Schoke were in recognition of Mr. Schoke's service to the Company as a Board member and were on substantially the same terms as the option grants under the Directors' Plan. The Directors' Plan currently provides that each non-employee director will be granted options to purchase 700 shares of Common Stock at fair market value on the date of grant on the date of his or her initial election and on the date of each reelection to the Board of Directors of the Company, which grants vest after each such full year of service, except that the aggregate number of options granted by the Company under the Directors' Plan may not exceed 35,000.

EXECUTIVE COMPENSATION

     The following table summarizes all compensation paid or accrued by the Company for services rendered during the year ended December 31, 1995 by the Company's President and Chief Executive Officer. No other executive officer of the Company had compensation in excess of $100,000 for the periods indicated.

                                                                                  ANNUAL
                                                                               COMPENSATION
                                                                             ----------------
                        NAME AND PRINCIPAL POSITION                          YEAR     SALARY
---------------------------------------------------------------------------  ----     -------
Michael L. Hartzmark, Ph.D.                                                  1995     $96,000
President, Chief Executive Officer, and Director                             1994     $96,000
                                                                             1993     $72,000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 1995, the Company's Board of Directors established the levels of compensation for certain of the Company's executive officers without the involvement of the Compensation Committee, as the Compensation Committee had not yet been formed during that period. Dr. Hartzmark, the Company's President and Chief Executive Officer, participated in the deliberations regarding executive compensation that occurred during 1995. The current members of the Company's Compensation Committee, who joined the Compensation Committee effective as of September 27, 1996, are Messrs. Dworkin, Schwartz, and McIntyre. None of these individuals were at any time during 1995 an officer or employee of the Company.

EMPLOYEE STOCK OPTION PLAN


     The Company's 1996 Stock Option and Restricted Stock Plan (the "Employee Option Plan") was adopted by the Board of Directors in May 1996 and was approved by the stockholders at the Company's annual meeting of stockholders in June 1996. The Board of Directors approved an amendment to the Employee Option Plan on September 27, 1996, and the Company's stockholders approved the amendment effective as of that same date. The purpose of the Employee Option Plan is to attract and retain qualified personnel, provide additional incentives to employees of the Company, and promote the success of the Company's business. Pursuant to the Employee Option Plan, the Company may grant incentive and nonstatutory (nonqualified) stock options to persons who are regularly employed by the Company in a managerial, professional or technical capacity on a full time salaried basis. A total of 210,000 shares of Common Stock have been reserved for issuance under the Employee Option Plan.



     The Compensation Committee has been delegated the authority by the Board to select the employees of the Company to whom stock options are granted, to interpret and adopt rules for the operation of the Employee Option Plan, and to specify other terms of stock options. Subject to the limitations set forth in the Employee Option Plan, the Compensation Committee has the authority to designate the number of shares to be covered by each option, determine whether an option is to be an incentive stock option or a nonstatutory option, establish vesting schedules, specify the type of consideration to be paid to the Company upon exercise and, subject to certain restrictions, specify other terms of the options.



     The maximum term of options granted under the Employee Option Plan is ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per incidence. Options granted under the Employee Option Plan are nontransferable (with certain exceptions) and generally expire six months after the termination of an optionee's service to the Company except in limited circumstances in which the option will terminate immediately upon such termination of service.


     The exercise price of incentive stock options must equal the fair market value of the Common Stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant and the term of those options cannot exceed five years. The exercise price for an option that is not an incentive stock option must not be less than 85% of the fair market value of such stock on the date of grant.


     On November 9, 1996, pursuant to the Employee Option Plan, the Company issued an aggregate of 53,500 options to certain of the Company's employees, including 20,000 to Michael L. Hartzmark, 6,500 to Anthony W. Barrett, and 8,000 to Michael Miller. Each option is exercisable at $5.60 to purchase one share of Common Stock.

OPTION GRANTS

     The Company did not grant stock options or stock appreciation rights during the year ended December 31, 1995.

     See "-- Directors' Compensation and Non-Employee Directors' Stock Option Plan" for information regarding option grants made as of June 10, 1996 and November 9, 1996 to certain of the Company's current and former directors.

     See "-- Employee Stock Option Plan" for information regarding option grants made as of November 9, 1996 to certain of the Company's employees.

                              CERTAIN TRANSACTIONS

     On December 15, 1994, Sidney Dworkin, a director and principal stockholder of the Company, invested $500,000 in the Company in order to, among other things, fund the Company's $360,000 installment due under a promissory note to Performance Industries, Inc. (formerly Mr. Gasket) ("Performance"). This payment related to debt owed by the Company to Mr. Gasket as a result of the Company's acquisition of the CRAGAR brand name and certain other assets from Mr. Gasket. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Introduction." Of Mr. Dworkin's $500,000 investment, $150,000 was made as a contribution to capital and the remaining $350,000 was made as a loan to the Company. In consideration of the $150,000 capital contribution, Mr. Dworkin received (i) 29,167 shares of Common Stock, (ii) 3,938 Class A Warrants, each warrant entitling the holder to purchase one share of Common Stock at $1.43, and (iii) a promissory note in the principal amount of $108,333 (the "$108,333 Note"). The $108,333 Note bears interest at a rate of 15% per annum, payable annually in five installments commencing January 1, 1995. In consideration of the $350,000 loan to the Company, Mr. Dworkin received (a) 24,500 Class B Warrants, each warrant entitling the holder to purchase one share of Common Stock at $0.36 per share, and (b) a promissory note in the principal amount of $350,000 (the "$350,000 Note"). The $350,000 Note, which initially had an interest rate of 1.5% per month through June 30, 1995, and 2% per month thereafter until the outstanding principal balance is paid in full, was amended by the parties on October 12, 1995, so that the Note currently bears interest at 8% per annum and matures on January 1, 1997. Pursuant to an amendment executed by the parties on September 30, 1996 (as described below), the $350,000 Note will automatically convert into 68,056 shares of Common Stock upon the completion of this offering.

     In connection with the original capitalization of the Company, the Company issued promissory notes (the "1992 Notes") to certain investors (the "1992 Note Holders"). On December 14, 1994, as part of a plan of recapitalization (the "Recapitalization"), all but one of the 1992 Note Holders entered into an agreement with the Company to forgive all interest accrued on the 1992 Notes through December 31, 1994. In addition, all of the 1992 Note Holders agreed on January 31, 1995 to contribute to the capital of the Company the indebtedness owed pursuant to the 1992 Notes. Certain principal stockholders who were also 1992 Note Holders that participated in the Recapitalization included (with amount contributed in parenthesis): Michael L. Hartzmark, President, Director, and Chief Executive Officer of the Company ($180,555); Dolores Hartzmark, principal stockholder and mother of Michael L. Hartzmark ($361,110); Debra Jacobs, principal stockholder and sister of Michael L. Hartzmark and daughter of Dolores Hartzmark ($180,555); Sidney Dworkin, Director ($216,666); Elliot Dworkin, son of Sidney Dworkin ($72,222); Mark Schwartz, Director ($361,110); Harry Schwartz, principal stockholder and father of Mark Schwartz ($361,110); and Edward R. Falkner ($144,444), Irving Davies ($144,444), James Schoke ($144,444), and Gerald Richter ($216,666). In addition, Mr. Dworkin, in connection with the Recapitalization, contributed to the capital of the Company the indebtedness owed pursuant to the $108,333 Note. Certain stockholders who are not principal stockholders of the Company also participated in the Recapitalization and contributed $866,664 as a group.

     On September 30, 1995, the Company entered into a First Note Amendment with the holders of the 1993 Junior Notes. Pursuant to this Amendment, the Company agreed to increase the interest rate on the 1993 Junior Notes from 6% to 8% per annum. Also pursuant to this Amendment, the Company agreed to issue shares of its Common Stock to holders of the 1993 Junior Notes, and the holders of the 1993 Junior Notes agreed to accept such Common Stock, in lieu of interest that had accrued on the 1993 Junior Notes. Pursuant to this agreement, holders of the 1993 Junior Notes received 2,153 shares of the Company's Common Stock for every $100,000 of interest payable. Among the holders of 1993 Junior Notes were the following (with shares issued in parenthesis): Sidney Dworkin (10,245); Gerald Richter (931); Edward R. Falkner (931), Elayne Schoke (931), James Schoke (1,863), and Irving Davies (2,794), all of whom are principal stockholders of the Company; and CN Partners (4,058) in which Lee Hartzmark, Harry Schwartz, Gerald Richter, Edward R. Falkner, and Sidney Dworkin each have a 20% beneficial interest.


     On June 20, 1996, Mr. Lee Hartzmark, father of Michael L. Hartzmark, entered into an agreement with Performance (formerly Mr. Gasket, the seller of the Cragar assets) whereby he was assigned the rights to an unsecured promissory note and a non-compete agreement between Performance and the Company. The unsecured promissory note and non-compete agreement had outstanding principal balances of $1,066,098 and

$44,118, respectively, at June 20, 1996. Mr. Hartzmark paid Performance $700,000 in consideration of the assignment. On July 1, 1996, the Company privately sold Bridge Notes totaling $1,500,000 (as described above). A portion of the proceeds from the Bridge Notes were used to pay the unsecured promissory note and non-compete agreement obligations held by Mr. Hartzmark for $700,000, plus $79,727 for interest and service charges related to the assignment.

     On July 1, 1996, the Company obtained bridge financing totaling $1,500,000 (the "Bridge Financing"). Each lender that participated in the Bridge Financing (collectively, the "Lenders") received from the Company, as consideration, (i) the Company's promissory note in the principal amount of the Lender's investment (the "Bridge Note"), and (ii) 8,400 Class C Warrants for each $100,000 the Lender invested in connection with the Bridge Financing. Each Class C Warrant entitles the holder to purchase one share of the Company's Common Stock at an exercise price of $3.25 per share. The Bridge Notes are due in full on the earlier of June 30, 1998 or 30 days following this offering. Among the officers, directors, and principal stockholders that participated in the Bridge Financing are the following (with amount invested in parenthesis): Mark Schwartz, ($100,000); Irving Davies ($150,000); Edward R. Falkner ($200,000); and Harry Schwartz ($100,000).

     See "Management -- Option Grants" for information regarding option grants made on June 10, 1996 and November 9, 1996 to certain of the Company's employees and existing and former directors.

     On September 30, 1996, the Company entered into a Second Note Amendment with the holders of the 1993 Junior Notes and entered into a First Note Amendment with Mr. Sidney Dworkin, the holder of the $350,000 Note. Pursuant to both of these Amendments, provisions were added to the 1993 Junior Notes and the $350,000 Note which provide that, upon the closing of the offering, (i) the outstanding principal and interest under the 1993 Junior Notes will convert into 291,666 shares of the Company's Common Stock (19,444 shares per $100,000 principal amount) and (ii) the outstanding principal and interest under the $350,000 Note will convert into 68,056 shares of the Company's Common Stock (19,444 shares per $100,000 principal amount).


     Management believes that the foregoing transactions were consummated on terms at least as favorable as could have been obtained in arms-length transactions. All ongoing and future transactions between the Company and its officers, directors, and 5% shareholders will be on terms no less favorable than could be obtained from independent, third parties and will be approved by a majority of the independent, disinterested directors of the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of November 21, 1996 by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) the executive officer named in the Compensation Table, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


                                                                    NUMBER         PERCENT OF TOTAL(3)
                                                                    SHARES        ---------------------
                       NAME AND ADDRESS                          BENEFICIALLY      BEFORE       AFTER
                    OF BENEFICIAL OWNER(1)                         OWNED(2)       OFFERING     OFFERING
---------------------------------------------------------------  ------------     --------     --------
Michael L. Hartzmark, Ph.D.(4).................................      87,135          6.72%        4.06%
Mark Schwartz(5)...............................................     118,748          9.25%        5.62%
Sidney Dworkin(6)..............................................     319,591         24.21%       14.77%
Dolores Hartzmark(7)...........................................     110,348          8.47%        5.12%
Debra Jacobs(8)................................................      87,135          6.72%        4.06%
Edward R. Falkner(9)...........................................      82,126          6.26%        3.80%
Irving Davies(10)..............................................      88,700          6.78%        4.11%
Gerald Richter(11).............................................      87,396          6.73%        4.07%
James & Elayne Schoke(12)......................................      76,100          5.87%        3.55%
Harry Schwartz(13).............................................     129,282          9.86%        5.98%
All executive officers and directors as a group (seven
  persons).....................................................     525,474         39.30%       24.73%


---------------
 (1) Unless otherwise noted, the address of each of the listed stockholders is 4636 N. 43rd Avenue, Phoenix, Arizona 85031.

 (2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option or warrant.

 (3) In calculating percentage ownership, all shares of Common Stock that the named stockholder has the right to acquire upon exercise of any option or warrant are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by such stockholder, but are not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other stockholder. Shares and percentages beneficially owned are based upon 1,290,305 shares outstanding before this offering, which assumes conversion of all convertible notes that will be automatically converted into 359,722 shares of Common Stock upon the completion of this offering. Accordingly, shares and percentages beneficially owned after the offering are based on 2,140,305 shares.

 (4) Dr. Hartzmark is deemed to be beneficial owner of MDA Financial, Inc. As a result, Dr. Hartzmark's beneficial interest includes 6,563 shares purchasable upon exercise of Class A Warrants and convertible notes that will automatically convert into 29,167 shares of Common Stock upon the completion of this offering.


 (5) Includes 13,125 shares purchasable upon exercise of Class A Warrants, 8,400 shares purchasable upon exercise of Class C warrants, and 2,800 shares purchasable upon exercise of options.



 (6) Mr. Dworkin is deemed to be beneficial owner of a 20% interest in CN Partners. As a result, Mr. Dworkin's beneficial interest includes 11,813 shares purchasable upon exercise of Class A warrants, 24,500 shares purchasable upon exercise of Class B warrants, 184,722 shares of Common Stock issuable upon the conversion of notes that will be automatically converted upon the completion of this offering, and 2,100 shares purchasable upon exercise of options.



 (7) Includes 13,125 shares purchasable upon exercise of Class A Warrants. Total does not include 10,737 shares of Common Stock beneficially owned by Lee Hartzmark through his 20% interest in CN Partners. Dolores Hartzmark does not share voting or investment power with respect to such shares and disclaims beneficial ownership thereof. Lee Hartzmark does not share voting or investment power with respect to the shares or warrants held by Dolores Hartzmark and disclaims beneficial ownership thereof.

 (8) Ms. Jacobs is deemed to be beneficial owner of MDA Financial, Inc. As a result, Ms. Jacobs's beneficial interest includes 6,563 shares purchasable upon exercise of Class A Warrants and 29,167 shares of Common Stock issuable upon the conversion of notes that will be automatically converted upon the completion of this offering.


 (9) Dr. Falkner is deemed to be beneficial owner of The Edward Falkner Trust and beneficial owner of a 20% interest in CN Partners. As a result, Dr. Falkner's beneficial interest includes 5,250 shares purchasable upon exercise of Class A Warrants, 16,800 shares purchasable upon exercise of Class C Warrants, and 19,444 shares of Common Stock issuable upon the conversion of notes that will be automatically converted upon the completion of this offering.

(10) Includes 5,250 shares purchasable upon exercise of Class A Warrants, 12,600 shares purchasable upon exercise of Class C Warrants, and 29,167 shares of Common Stock issuable upon the conversion of notes that will be automatically converted upon the completion of this offering.

(11) Mr. Richter is deemed to be beneficial owner of a 20% interest in CN Partners. As a result, Mr. Richter's beneficial interest includes 7,875 shares purchasable upon exercise of Class A Warrants and 19,444 shares of Common Stock issuable upon the conversion of notes that will be automatically converted upon the completion of this offering.

(12) Each of James Schoke and Elayne Schoke may be deemed a beneficial owner of the other's shares of Common Stock. As a result, their interest includes 5,250 shares purchasable upon exercise of Class A Warrants and 29,167 shares of Common Stock issuable upon the conversion of notes that will be automatically converted upon the completion of this offering.

(13) Mr. Schwartz is deemed to be the beneficial owner of a 20% interest in CN Partners. As a result, Mr. Schwartz's beneficial interest includes 13,125 shares purchasable upon exercise of Class A Warrants, 8,400 shares purchasable upon exercise of Class C Warrants, and 9,722 shares of Common Stock issuable upon the conversion of notes that will be automatically converted upon the completion of this offering.

                           DESCRIPTION OF SECURITIES

     The Company is a Delaware corporation and its affairs are governed by its Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and Bylaws and by the Delaware General Corporation Law. The following description of the Company's capital stock is qualified in all respects by reference to the Company's Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, $0.01 par value, and 200,000 shares of Preferred Stock, $0.01 par value. The Common Stock and Warrants offered hereby may only be purchased together in this offering on the basis of one share of Common Stock and one Warrant. The Common Stock and Warrants will be immediately separable and will not be listed for trading as units.

COMMON STOCK

     The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available thereof at such times and in such amounts as the Board of Directors may, from time to time, determine, subject to any preferences which may be granted to the holders of Preferred Stock. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. The Common Stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution, or winding-up of the Company, the assets (if any) legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of all debt and liabilities of the Company and the liquidated preference of any outstanding class or series of Preferred Stock. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, when issued and delivered, validly issued, fully paid, and nonassessable. The rights, preferences, and privileges of holders of Common Stock will be subject to the preferential rights of any outstanding series of Preferred Stock that the Company may issue in the future.

COMMON STOCK PURCHASE WARRANTS

     In connection with this offering, the Company will issue 850,000 Warrants. The Warrants are subject to the terms and conditions of a Warrant Agreement between the Company and American Stock Transfer & Trust Company, as Warrant Agent. The following description of the Warrants is qualified in all respects by the Warrant Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The shares of the Company's Common Stock underlying the Warrants, when issued upon exercise thereof and payment of the purchase price, will be fully paid and nonassessable.

     Each Warrant entitles the holder to purchase one share of Common Stock at any time during the five years following the date of this Prospectus for $6.60, subject to adjustment in certain circumstances, unless earlier redeemed, at which time the Warrants will expire. The Warrants are redeemable in whole and not in part by the Company upon 30 days notice at a price of $.10 per Warrant, provided that the closing bid quotations of the Common Stock have averaged at least $9.00 per share for a period of any 20 trading days ending on the third day prior to the day on which the Company mails the notice of redemption to the Warrant holders. In the event the Company gives notice of its intention to redeem the Warrants, a holder would be forced to either exercise his Warrant within 30 days of the notice of redemption or accept the redemption price. The holders of the Warrants will have exercise rights until the close of business on the date fixed for the redemption thereof. The number and kind of securities or other property for which the Warrants are exercisable are subject to adjustment upon the occurrence of certain events, including mergers, reorganizations, stock dividends, stock splits, and recapitalizations. Holders of Warrants have no voting, dividend, or other rights as stockholders of the Company with respect to the shares underlying the Warrants, unless and until the Warrants are exercised.

     The Warrants may be exercised by filling out and signing the appropriate form on the Warrants and mailing or delivering the Warrants to the Warrant Agent in time to reach the Warrant Agent by the expiration date, accompanied by payment in full of the exercise price for the Warrants being exercised in United States funds (in cash or by check or bank draft payable to the order of the Company). Common Stock certificates will be issued as soon as practicable after exercise and payment of the exercise price as described above.

REPRESENTATIVE'S WARRANTS

     The Company has agreed, upon completion of this offering, to sell to the Representative for $.001 per warrant, the Representative's Warrants to purchase 85,000 shares of Common Stock and 85,000 Underlying Warrants. The Representative's Warrants will be exercisable for a period of four years commencing one year after the effective date of the Registration Statement of which this Prospectus forms a part. In addition, the Company will provide certain demand and piggyback registration rights in connection with the Representative's Warrants. See "Underwriting."

EXISTING WARRANTS

  Class A Warrants

     In connection with the original capitalization of the Company in 1992, the Company issued 118,123 Class A Warrants. Each Class A Warrant entitles the holder to purchase one share of the Common Stock at a price of $1.43 and is exercisable at any time on or before December 31, 1999. In addition, on December 15, 1994, the Company issued 3,938 Class A Warrants. See "Certain Transactions." As of the date of this Prospectus, none of the holders of the Class A Warrants has exercised his Class A Warrants. The Class A Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and the number of shares of Common Stock subject to the Class A Warrants in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers, or consolidations. Holders of Class A Warrants do not possess any rights as stockholders of the Company prior to exercise.

  Class B Warrants

     On December 15, 1994, the Company issued 24,500 Class B Warrants. See "Certain Transactions." Each Class B Warrant entitles the holder to purchase one share of the Common Stock at a price of $0.36 and is exercisable at any time on or before December 31, 1999. As of the date of this Prospectus, none of the holders of the Class B Warrants has exercised his Class B Warrants. The Class B Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and the number of shares of Common Stock subject to the Class B Warrants in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers, or consolidations. Holders of Class B Warrants do not possess any rights as stockholders of the Company prior to exercise.

  Class C Warrants

     On July 1, 1996, the Company issued 126,000 Class C Warrants. See "Certain Transactions." Each Class C Warrant entitles the holder to purchase one share of Common Stock at a price of $3.25 per share, exercisable before June 30, 2001. See "Certain Transactions." As of the date of this Prospectus, none of the holders of the Class C Warrants has exercised his Class C Warrants. The Class C Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and the number of shares of Common Stock subject to the Class C Warrants in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers, or consolidations. Holders of Class C Warrants do not possess any rights as stockholders of the Company prior to exercise. Holders of Class C Warrants have been granted certain registration rights. See "Shares Eligible For Future Sale -- Registration Rights."

OPTIONS

     See "Management -- Option Grants" for information regarding option grants made as of June 10, 1996 and November 9, 1996, to certain of the Company's employees and existing and former directors. As of the date of this Prospectus, none of the holders of such options has exercised his options.

PREFERRED STOCK

     The Board of Directors may, without further action of the stockholders of the Company, issue shares of Preferred Stock in one or more series and fix or alter the rights or preferences thereof, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights, and any other rights, preferences, privileges, and restrictions of any wholly unissued series of Preferred Stock. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. No shares of Preferred Stock are outstanding, and the Company has no present plans to issue any such shares. The issuance of shares of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company or other corporate action.

DEBT SECURITIES

     For a discussion of the Company's outstanding debt securities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CERTAIN CERTIFICATE OF INCORPORATION PROVISIONS

     The Company's Certificate of Incorporation provides that the Company's directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty of care to the Company or its stockholders, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

     The stock transfer agent and registrar for the Common Stock is American Stock Transfer Company.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 2,140,305 shares of Common Stock outstanding, assuming conversion of outstanding notes which are automatically convertible into 359,722 shares of Common Stock and excluding exercise of currently outstanding options and warrants. In addition, the Company will have outstanding 122,063 Class A Warrants, 24,500 Class B Warrants, 126,000 Class C Warrants, 9,800 Non-Employee Director Options, 53,500 Employee Options, and 4,200 other options. Of the outstanding shares of Common Stock, the 850,000 shares of Common Stock to be sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except that any shares purchased by affiliates of the Company will be subject to the limitations of Rule 144 under the Securities Act. In addition, the 850,000 Warrants to be sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except that any Warrants purchased by affiliates of the Company will be subject to the limitations of Rule 144 under the Securities Act. The remaining 1,290,305 outstanding shares of Common Stock and all of the outstanding warrants and options will be "restricted securities" upon the completion of this offering as that term is defined in Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of securities that does not exceed the greater of 1% of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date an order to sell is placed with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the securities proposed to be sold for at least three years, would be entitled to sell such securities under Rule 144(k) without regard to the requirements described above. The Company is unable to estimate the number of securities that may be sold under Rule 144 since this will depend on the market price for the Common Stock of the Company, the personal circumstances of the sellers, and other factors.


     Directors, officers, and certain principal stockholders owning a total of 765,711 shares of Common Stock and 133,137 currently outstanding options will sign lock-up agreements under which such holders will agree not to offer, sell, or otherwise dispose of any of their shares of Common Stock that might otherwise be eligible for sale for a period of 12 months after the date of this Prospectus without the written consent of the Representative. All remaining stockholders of the Company owning 524,594 shares of Common Stock, and holders of 164,926 presently outstanding warrants and options have agreed to three-month lock-up periods. Upon expiration of the lock-up agreements, such securities will be available for sale in the public market subject to compliance with the limitations of Rule 144.


     Prior to this offering, there has been no public market for the Common Stock or Warrants. The Company can make no predictions as to the effect, if any, that sales of shares of Common Stock or Warrants or the availability of Common Stock or Warrants for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock or Warrants in the public market could adversely affect the market price of the Common Stock or Warrants and could impair the Company's future ability to raise capital through an offering of its equity securities.

REGISTRATION RIGHTS


     The holders of the Class C Warrants have been granted certain rights with respect to the registration under the Securities Act of the Class C Warrants or the shares of Common Stock issued upon exercise of the Class C Warrants. Beginning 12 months after the completion of this offering, the Company must, within six months of receipt of requests for registration from holders of at least 63,000 shares of Common Stock (or warrants to acquire 63,000 shares of Common Stock), use its best efforts to effect the registration under the Securities Act of such securities. See "Underwriting" for a description of certain registration rights to be granted to the holders of the Representative's Warrants.


     The Company generally is required to bear all costs incurred in connection with any such registrations, other than underwriting discounts and commissions. The foregoing registration rights could result in substantial future expense to the Company and could adversely affect any future equity or debt offerings of the Company.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representative, Dickinson & Co., have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock and Warrants at the public offering price, less the underwriting discounts and commissions, set forth on the cover page of this Prospectus.


                                                                NUMBER OF
                                                                 SHARES            NUMBER OF
                                                             OF COMMON STOCK     WARRANTS TO BE
                          UNDERWRITER                        TO BE PURCHASED       PURCHASED
    -------------------------------------------------------  ---------------     --------------
    Dickinson & Co.........................................
    RAS Securities Corp....................................

                                                                 -------             -------
              Total........................................      850,000             850,000
                                                                 =======             =======


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all Securities offered hereby if any are purchased.

     The Company has been advised by the Underwriters that the Underwriters propose to offer the Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price
less a concession not in excess of $          per share of Common Stock and
$          per Warrant. After the initial public offering, the public offering price, concessions, and other selling terms may be changed by the Representative.

     The Company has agreed to pay underwriting discounts and commissions in the aggregate of 10% of the initial public offering price of the Securities offered hereby. The Company also has agreed to reimburse the Representative's expenses on a non-accountable basis in the amount of 3% of the gross proceeds received from the sale of the Securities. Any such expenses in excess of the expense allowance will be borne by the Underwriters. To date, the Company has advanced the Representative $25,000 with respect to non-accountable expenses.

     The Company has granted to the Underwriters an option, exercisable not later than 45 days after the date of this Prospectus, to purchase up to 127,500 additional shares of Common Stock and 127,500 additional Warrants at the public offering price, less the underwriting discounts and commissions, set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments, if any. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of Securities to be purchased by it shown in the above table bears to 850,000, unless the Underwriters agree otherwise in writing, and the Company will be obligated, pursuant to the option, to sell such Securities to the Underwriters. If purchased, the Underwriters will offer for sale such additional shares of Common Stock and Warrants on the same terms as those on which the 850,000 shares of Common Stock and 850,000 Warrants are being offered.


     The Company has agreed, upon completion of this offering, to sell to the Representative or its designees, for $.001 per warrant, Representative's Warrants to purchase 85,000 shares of Common Stock and 85,000 Underlying Warrants. The terms and conditions of the Underlying Warrants are substantially identical to those of the Warrants offered hereby. The Representative's Warrants will be exercisable for a four year term, commencing one year after the effective date of the Registration Statement of which this Prospectus forms a part, at an exercise price equal to 125% of the initial public offering price of the Securities offered hereby. The

Representative's Warrants will be restricted from sale, transfer, assignment, or hypothecation except to the Underwriters and persons who are officers or partners of the Underwriters.


     The Representative's Warrants will give the holders an opportunity to profit from a rise in the market price of the Company's Common Stock to the extent that the market price exceeds the exercise price of the Representative's Warrants. Any profit realized by the Underwriters upon the sale of the Representative's Warrants or the securities issuable thereunder may be deemed to be additional underwriting compensation. If the Representative's Warrants are exercised, the interest of the Company's stockholders will be diluted. It may be more difficult for the Company to raise additional capital while the Representative's Warrants are outstanding, and the holders of the Representative's Warrants may be expected to exercise them when the Company, in all likelihood, would be able to obtain needed additional capital by a new offering of securities on terms more favorable than those provided for by the Representative's Warrants.

     The Company has granted to the holders of the Representative's Warrants and the underlying securities certain rights with respect to registration under the Securities Act of the securities underlying the Representative's Warrants. For a period of four years commencing one year following the date of this Prospectus, either the Representative or the holders of not less than a majority of the Common Stock issued or issuable upon exercise of the Representative's Warrants may require the Company to effect one registration under the Securities Act with respect to the Common Stock underlying the Representative's Warrants and the Underlying Warrants, and the Company is required to use its best efforts to effect such registration. In addition, subject to certain limitations, in the event the Company proposes to register any of its securities under the Securities Act during the four-year period commencing one year after the effective date of the Registration Statement of which this Prospectus forms a part, the holders of the Representative's Warrants and the underlying Common Stock are entitled to notice of such registration and may elect to include the Common Stock underlying the Representative's Warrants held by them in such registration. The Company's out-of-pocket expenses associated with any registration initiated upon the request of the Representative or the holders of the Common Stock issued or issuable upon exercise of the Representative's Warrants will be reimbursed by the holders whose shares are included in such registration. The registration of securities pursuant to the registration rights applicable to the Representative's Warrants may impede future financing.


     Directors, officers, and certain principal stockholders of the Company owning a total of 765,711 shares of Common Stock and 133,137 currently outstanding options and warrants will sign lock-up agreements under which such holders will agree not to offer, sell, or otherwise dispose of any of their shares of Common Stock that might otherwise be eligible for sale for a period of 12 months after the date of this Prospectus without the prior written consent of the Representative. See "Description of Securities -- Shares Eligible for Future Sale."


     Pursuant to the Underwriting Agreement, for a period of five years from the effective date of the Registration Statement of which this Prospectus forms a part, the Representative has the right to designate a person to serve on or as advisor to the Board of Directors of the Company, subject to approval by the Board.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Representative has advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Company's Common Stock or the Warrants. The initial public offering price for the Securities has been determined by negotiations between the Company and the Representative of the Underwriters. Among the factors considered in such negotiations were prevailing market conditions, the history and prospects of the Company, the present state of the Company's development, the industry in which it competes, an assessment of the Company's management, the market price for securities of comparable companies at the time of the offering, and other factors deemed relevant.

                                 LEGAL OPINIONS

     The validity of the Common Stock and Warrants offered hereby will be passed upon for the Company by Snell & Wilmer L.L.P., Phoenix, Arizona and for the Underwriters by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A., Phoenix, Arizona.

                                    EXPERTS

     The financial statements of Cragar Industries, Inc., as of December 31, 1995 and for each of the years in the two-year period ended December 31, 1995, have been included herein and in the registration statement, in reliance on the report of KPMG Peat Marwick L.L.P., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the securities being offered pursuant to this Prospectus. This Prospectus does not contain all information set forth in the Registration Statement and exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 25049 and at the regional office of the Commission located at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 25049. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Statements contained in this Prospectus concerning the provisions of any documents are not necessarily complete and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company will be subject to the informational requirements of the Exchange Act and in accordance therewith will file reports and other information with the Commission. The Company intends to furnish to its stockholders annual reports containing financial statements audited by independent certified public accountants following the end of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Balance Sheets at December 31, 1995 and at September 30, 1996 (unaudited).............  F-3
Statements of Operations for the years ended December 31, 1994 and 1995 and for the nine-month periods ended September 30, 1995 (unaudited) and September 30, 1996
  (unaudited).........................................................................  F-4
Statements of Stockholders' Deficit for the years ended December 31, 1994 and 1995, and for the nine-month period ended September 30, 1996 (unaudited)..................  F-5
Statements of Cash Flows for the years ended December 31, 1994 and 1995, and for the nine-month periods ended September 30, 1995 (unaudited) and September 30, 1996
  (unaudited).........................................................................  F-6
Notes to Financial Statements.........................................................  F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
CRAGAR Industries, Inc.:

     We have audited the accompanying balance sheet of CRAGAR Industries, Inc. as of December 31, 1995, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the two-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CRAGAR Industries, Inc. as of December 31, 1995, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Phoenix, Arizona
January 12, 1996, except for Note 9
  which is as of May 25, 1996

                            CRAGAR INDUSTRIES, INC.

                                 BALANCE SHEETS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

                                                                                     SEPTEMBER 30,
                                                                                         1996
                                                                    DECEMBER 31,     -------------
                              ASSETS                                    1995
                                                                    ------------      (UNAUDITED)
Current assets:
  Cash and cash equivalents.......................................  $         --      $         --
  Accounts receivable, less allowance for doubtful accounts of
     $150,626 in 1995 and $45,863 in 1996.........................     4,994,488         4,453,402
  Inventories, net................................................     7,380,142         6,894,467
  Current portion of non-trade receivables........................        87,500                --
  Prepaid expenses................................................        29,753           169,423
                                                                     -----------       -----------
     Total current assets.........................................    12,491,883        11,517,292
                                                                     -----------       -----------
Property and equipment, net.......................................     1,047,090           878,157
Non-trade receivables, less current portion.......................       102,619                --
Other assets, net.................................................       324,305           256,758
                                                                     -----------       -----------
                                                                    $ 13,965,897      $ 12,652,207
                                                                     ===========       ===========
  LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable................................................  $  2,515,208      $  2,511,708
  Accrued expenses................................................       924,861         1,218,244
  Accrued interest................................................       124,044           215,308
  Current portion of capital lease obligations....................        61,573            66,574
  Current portion of long-term debt...............................       512,748           351,806
                                                                     -----------       -----------
     Total current liabilities....................................     4,138,434         4,363,640
                                                                     -----------       -----------
Note payable......................................................     7,300,895         5,411,182
Capital lease obligations, excluding current portion..............       177,341           126,560
Long-term debt, less current portion..............................       978,690         1,477,873
Subordinated investor debt, less current portion..................     1,500,000         1,500,000
Excess of fair value of assets acquired over cost.................     1,474,937           921,836
                                                                     -----------       -----------
     Total liabilities............................................    15,570,297        13,801,091
                                                                     -----------       -----------
Stockholders' deficit:
  Preferred stock, par value $.01; authorized 200,000 shares, no
     shares issued and outstanding................................            --                --
  Common stock, par value $.01; authorized 5,000,000 shares,
     930,583 shares at December 31, 1995 and 930,583 shares
     (unaudited) at September 30, 1996 issued and outstanding.....         1,329             1,329
  Additional paid-in capital......................................     4,823,916         4,861,716
  Accumulated deficit.............................................    (6,429,645)       (6,011,929)
                                                                     -----------       -----------
     Total stockholders' deficit..................................    (1,604,400)       (1,148,884)
                                                                     -----------       -----------
Commitments, contingencies and subsequent events..................
                                                                     -----------       -----------
                                                                    $ 13,965,897      $ 12,652,207
                                                                     ===========       ===========

              See accompanying notes to the financial statements.

                            CRAGAR INDUSTRIES, INC.

                            STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 1994 AND 1995 AND THE
          NINE MONTHS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1996

                                         YEARS ENDED DECEMBER 31,            NINE MONTHS ENDED
                                        ---------------------------            SEPTEMBER 30,
                                           1994            1995         ---------------------------
                                        -----------     -----------        1995            1996
                                                                        -----------     -----------
                                                                        (UNAUDITED)     (UNAUDITED)
Net sales.............................  $20,269,936     $22,935,773     $18,374,847     $16,056,074
Costs of goods sold...................   17,166,550      20,289,347      15,810,425      13,974,038
                                        -----------     -----------     -----------     -----------
  Gross profit........................    3,103,386       2,646,426       2,564,422       2,082,036
                                        -----------     -----------     -----------     -----------
Selling, general and administrative
  expenses............................    3,887,756       2,912,393       2,159,321       1,962,508
Amortization of excess of fair value
  of assets acquired over cost........     (737,468)       (737,468)       (553,101)       (553,101)
                                        -----------     -----------     -----------     -----------
  Income (loss) from operations.......      (46,902)        471,501         958,202         672,629
                                        -----------     -----------     -----------     -----------
Non-operating expenses, net:
  Interest expense, net...............    1,396,677       1,164,510         734,215         737,085
  Other, net..........................      112,970             747         156,488        (155,027)
                                        -----------     -----------     -----------     -----------
     Total non-operating expenses.....    1,509,647       1,165,257         890,703         582,058
                                        -----------     -----------     -----------     -----------
     Earnings (loss) before income
       taxes and extraordinary item...   (1,556,549)       (693,756)         67,499          90,571
Income taxes..........................           --              --              --           3,344
                                        -----------     -----------     -----------     -----------
Income (loss) before extraordinary
  item................................   (1,556,549)       (693,756)         67,499          87,227
Extraordinary item:
  Gain on forgiveness of debt.........    1,107,232              --              --         330,489
                                        -----------     -----------     -----------     -----------
     Net earnings (loss)..............  $  (449,317)    $  (693,756)    $    67,499     $   417,716
                                        ===========     ===========     ===========     ===========
Income (loss) per common equivalent
  share before extraordinary item.....  $     (1.38)    $      (.60)    $       .06     $       .07
                                        ===========     ===========     ===========     ===========
Earnings (loss) per common and common
  equivalent share....................  $      (.40)    $      (.60)    $       .06     $       .35
                                        ===========     ===========     ===========     ===========
Weighted average common and common
  equivalent shares outstanding.......    1,123,884       1,158,428       1,151,868       1,178,182
                                        ===========     ===========     ===========     ===========
Earnings (loss) per common shares --
  assuming full dilution..............                                  $       .05     $       .28
                                                                        ===========     ===========
Weighted average common shares
  outstanding -- assuming full
  dilution............................                                    1,443,534       1,469,848
                                                                        ===========     ===========

              See accompanying notes to the financial statements.

                            CRAGAR INDUSTRIES, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1994 AND 1995
                    AND NINE MONTHS ENDED SEPTEMBER 30, 1996

                                   COMMON STOCK
                              -----------------------     ADDITIONAL
                              NUMBER OF                    PAID-IN       ACCUMULATED     STOCKHOLDERS'
                                SHARES        AMOUNT       CAPITAL         DEFICIT          DEFICIT
                              ----------     --------     ----------     -----------     -------------
Balances at January 1,
  1994......................   8,750,070     $ 12,500     $1,237,510     $(5,286,572)     $ (4,036,562)
One-for-ten reverse stock
  split.....................  (7,875,063)     (11,250)        11,250              --                --
Issuance of common stock
  for cash..................      29,166           42         41,625              --            41,667
Net loss for the year.......          --           --             --        (449,317)         (449,317)
                               ---------     --------      ---------      ----------        ----------
Balances at December 31,
  1994......................     904,173        1,292      1,290,385      (5,735,889)       (4,444,212)
Issuance of common stock....      26,410           37        175,208              --           175,245
Contribution of subordinated
  investor debt.............          --           --      3,358,323              --         3,358,323
Net loss for the year.......          --           --             --        (693,756)         (693,756)
                               ---------     --------      ---------      ----------        ----------
Balances at December 31,
  1995......................     930,583        1,329      4,823,916      (6,429,645)       (1,604,400)
Issuance of common stock
  warrants (unaudited)......          --           --         37,800              --            37,800
Net earnings (unaudited)....          --           --             --         417,716           417,716
                               ---------     --------      ---------      ----------        ----------
Balances at September 30,
  1996 (unaudited)..........     930,583     $  1,329     $4,861,716     $(6,011,929)     $ (1,148,884)
                               =========     ========      =========      ==========        ==========

              See accompanying notes to the financial statements.

                            CRAGAR INDUSTRIES, INC.

                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1994 AND 1995 AND THE
          NINE MONTHS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1996

                                                  YEARS ENDED
                                                  DECEMBER 31,                   NINE MONTHS
                                           --------------------------        ENDED SEPTEMBER 30,
                                              1994            1995        --------------------------
                                           -----------     ----------        1995           1996
                                                                          ----------     -----------
                                                                          (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss)....................  $  (449,317)    $ (693,756)    $   67,499      $ 417,716
  Adjustments to reconcile net earnings
     (loss) to net cash provided by (used
     in) operating activities:
     Provision for losses on accounts
       receivable........................      129,086       (232,960)      (101,611)      (104,763)
     Provision for obsolete and
       slow-moving inventory.............     (112,137)      (125,227)       126,110        (53,132)
     Gain on sale of property and
       equipment.........................     (155,417)            --             --       (287,000)
     Depreciation and amortization of
       property and equipment............      144,737        264,554        158,347        223,059
     Amortization of intangibles.........      268,630        161,131        129,808         95,337
     Amortization of excess fair value of
       assets acquired over cost.........     (737,468)      (737,468)      (553,101)      (553,101)
     Extraordinary gain on restructuring
       of debt...........................   (1,107,232)            --             --       (330,489)
     Increase (decrease) in cash
       resulting from changes in:
       Accounts receivable...............   (1,423,470)     1,073,704        762,979        645,849
       Inventories.......................      490,835       (114,248)      (619,127)       538,807
       Non-trade receivables.............     (281,300)        91,181         68,386         54,906
       Prepaid expenses..................      100,154         (5,755)       (43,371)      (139,670)
       Other assets......................      (26,433)       (95,700)       (95,700)       (27,790)
       Accounts payable and accrued
          expenses.......................      637,355        872,632        503,616        311,883
       Accrued interest..................      547,000         69,834         47,018         91,264
                                           -----------     ----------      ---------      ---------
          Net cash provided by (used in)
            operating activities.........   (1,974,977)       527,922        450,853        882,876
                                           -----------     ----------      ---------      ---------
Cash flows from investing activities:
  Purchases of property and equipment....     (272,075)      (179,296)      (131,502)       (54,127)
  Proceeds from the sale of property and
     equipment...........................      155,417             --             --        350,000
                                           -----------     ----------      ---------      ---------
          Net cash provided by (used in)
            investing activities.........     (116,658)      (179,296)      (131,502)       295,873
                                           -----------     ----------      ---------      ---------

                                                                       Continued

                            CRAGAR INDUSTRIES, INC.

                 YEARS ENDED DECEMBER 31, 1994 AND 1995 AND THE
          NINE MONTHS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1996

                                                  YEARS ENDED
                                                 DECEMBER 31,                NINE MONTHS ENDED
                                           -------------------------           SEPTEMBER 30,
                                              1994           1995        --------------------------
                                           ----------     ----------        1995           1996
                                                                         ----------     -----------
                                                                         (UNAUDITED)    (UNAUDITED)
Cash flows from financing activities:
  Net borrowings (repayments) on note
     payable.............................  $1,789,647     $   46,515     $  (64,318)    $(1,889,713)
  Proceeds from issuance of long-term
     debt................................     350,000         22,034         22,034       1,462,200
  Issuance of warrants...................          --             --             --          37,800
  Repayments of long-term debt...........    (348,191)      (507,207)      (382,500)       (743,256)
  Repayments of capital lease
     obligations.........................          --        (59,406)       (44,005)        (45,780)
  Proceeds from issuance of subordinated
     investor debt.......................     108,333             --             --              --
  Proceeds from issuance of common
     stock...............................      41,667             --             --              --
                                           ----------     ----------     ----------     -----------
     Net cash provided by (used in)
       financing activities..............   1,941,456       (498,064)      (468,789)     (1,178,749)
                                           ----------     ----------     ----------     -----------
     Increase (decrease) in cash.........    (150,179)      (149,438)      (149,438)             --
Cash and cash equivalents at beginning of
  period.................................     299,617        149,438        149,438              --
                                           ----------     ----------     ----------     -----------
Cash and cash equivalents at end of
  period.................................  $  149,438     $       --     $       --     $        --
                                           ==========     ==========     ==========     ===========
Supplemental disclosure of cash flow
  information:
  Cash paid for interest.................  $  831,987     $  977,894     $  687,197     $   627,085
  Cash paid for income taxes.............          --             --             --          31,171
Noncash financing and investing
  activities:
  Sale of asset reducing accounts
     payable.............................          --             --             --         130,000
  Contribution of subordinated investor
     debt................................          --      3,358,323      3,358,323              --
  Issuance of common stock in exchange
     for accrued interest................          --        175,245        175,245              --
  Capital lease obligations incurred for
     new equipment.......................          --        240,370        240,370              --

              See accompanying notes to the financial statements.

                            CRAGAR INDUSTRIES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1994 AND 1995 AND THE
                NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)
                       AND SEPTEMBER 30, 1996 (UNAUDITED)

(1) DESCRIPTION OF BUSINESS

     CRAGAR Industries, Inc. (the Company) designs, produces and sells composite, aluminum, steel and wire custom wheels and wheel accessories. It markets and sells to automotive aftermarket distributors and dealers throughout the United States, Canada, Mexico, Australia and other international markets.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

     All short-term investments purchased with an original maturity of three months or less are considered to be cash equivalents. Cash and cash equivalents include cash on hand and amounts on deposit with financial institutions.

  Inventories

     Inventories consist of raw materials and partially and fully assembled custom specialty wheels. Inventories are stated at the lower of cost or market. Cost is determined using the average cost method. Market is based upon current sales price less distribution and selling costs. Provisions are made currently for obsolete and slow-moving inventory.

  Property and Equipment

     Property and equipment are stated at cost. Major improvements and betterments are capitalized; maintenance repairs and minor replacements are expensed as incurred. Depreciation on furniture, fixtures and equipment is provided using the straight-line method over the economic lives of the assets ranging from three to seven years. Leasehold improvements and equipment held under capital leases are amortized over the shorter of the underlying lease terms or the asset lives.

  Amortization of Organization Costs

     Organization costs are being amortized using the straight-line method over five years.

  Amortization of Loan Costs

     Loan costs are being amortized using the interest method over the term of the loan agreement.

  Income Taxes

     The Company uses the asset and liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                            CRAGAR INDUSTRIES, INC.

  Revenue Recognition

     Revenue from product sales is recognized upon shipment to the customer. Provisions are made currently for estimated product returns.

  Product Warranties

     Costs estimated to be incurred with respect to product warranties are provided for at the time of sale based upon estimates derived from experience factors.

  Earnings (Loss) Per Share

     Earnings (loss) per share is based upon the weighted average number of common shares outstanding plus common stock equivalents after giving effect to a one-for-ten reverse stock split on March 26, 1994 and the 7-for-1 stock split (note 14). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83), common stock and common stock equivalents issued during the 12-month period prior to the Company's proposed initial public offering have been included in the calculation as if they were outstanding for all periods presented (even if antidilutive, using the treasury stock method at an anticipated public offering price of $6.00 per share). A total of 35,371 common equivalent shares have been used in the primary and fully-diluted earnings per share calculations pursuant to SAB 83. The fully diluted earnings per share also gives effect to the conversion of the $1,500,000 convertible debt and has not been presented for the 12 months ended December 31, 1994 and 1995 because it would be antidilutive.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Unaudited Interim Financial Information

     The unaudited interim financial statements as of September 30, 1996 and for the nine-month periods ended September 30, 1995 and 1996 reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows, and financial position as of and for the periods presented. The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.

(3) ACQUISITION OF ASSETS

     The Company acquired the accounts receivable, inventories, property and equipment, patents, trademarks and copyrights of the wheel and tire group of Mr. Gasket Company, Inc. in a leveraged buyout on December 31, 1992. The acquisition was accounted for as a purchase and, accordingly, the purchase price of $10,602,097 was allocated to the assets acquired based upon their fair values at the date of acquisition. The fair value of the net assets acquired exceeded the purchase price and, accordingly, the fair values of the property and equipment, patents, trademarks and copyrights acquired were reduced to zero. The remaining balance of $3,687,341 ("bargain purchase element") was classified as excess of fair value of assets acquired over cost, and is being amortized to income over five years using the straight-line method. The unamortized balance at December 31, 1995 was $1,474,937 and was $921,836 (unaudited) at September 30, 1996.

                            CRAGAR INDUSTRIES, INC.

(4) INVENTORIES

     Inventories consist of:

                                                                                  SEPTEMBER 30,
                                                                                      1996
                                                                 DECEMBER 31,     -------------
                                                                     1995
                                                                 ------------      (UNAUDITED)
    Raw materials and supplies.................................   $5,451,092       $ 4,147,122
    Work-in-process............................................      395,761           940,378
    Finished goods.............................................    2,311,925         2,532,471
                                                                  ----------        ----------
                                                                   8,158,778         7,619,971
    Less allowance for obsolete and slow-moving inventory......      778,636           725,504
                                                                  ----------        ----------
                                                                  $7,380,142       $ 6,894,467
                                                                  ==========        ==========

(5) NON-TRADE RECEIVABLES

     In February 1994, the Company established a services agreement with a subcontractor in Mexico to provide plating services on a selection of the Company's whole wheels, wheel components and accessories. Pursuant to the services agreement, the Company advanced to the subcontractor $65,000 cash and $240,300 of equipment to cover the costs and equipment requirements to appropriately modify the subcontractor's plating line. The receivable of $190,119 at December 31, 1995 was being paid via a $.25 to $.50 per unit discount on the plating fees paid to the subcontractor as provided in the services agreement.

     In July 1996, the Company terminated the services agreement with the subcontractor in Mexico, and sold certain assets maintained in Mexico to a third party for approximately $350,000 (unaudited). The assets had no book value at the time of sale. In connection with the sale, the Company also wrote-off the related non-trade receivable. The effect of this transaction resulted in a net gain on the sale of approximately $287,000, which is included in other, net non-operating income in the accompanying statement of operations for the nine months ended September 30, 1996.

(6) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                 DECEMBER 31,     SEPTEMBER 30,
                                                                     1995             1996
                                                                 ------------     -------------
                                                                                   (UNAUDITED)
    Equipment..................................................   $  953,130       $   993,626
    Leasehold improvements.....................................      522,908           536,537
    Furniture and fixtures.....................................       37,081            37,081
                                                                  ----------        ----------
                                                                   1,513,119         1,567,244
    Less accumulated depreciation and amortization.............      466,029           689,087
                                                                  ----------        ----------
      Property and equipment, net..............................   $1,047,090       $   878,157
                                                                  ==========        ==========

                            CRAGAR INDUSTRIES, INC.

(7) OTHER ASSETS

     Other assets consist of the following:

                                                                 DECEMBER 31,     SEPTEMBER 30,
                                                                     1995             1996
                                                                 ------------     -------------
                                                                                   (UNAUDITED)
    Organization costs, net of accumulated amortization of
      $280,892 at December 31, 1995 and $351,115 (unaudited) at
      September 30, 1996.......................................    $187,260         $ 117,037
    Deferred loan costs, net of accumulated amortization of
      $23,750 at December 31, 1995 and $48,864 (unaudited) at
      September 30, 1996.......................................      71,250            53,636
    Deposits and other.........................................      65,795            86,085
                                                                   --------          --------
              Total other assets...............................    $324,305         $ 256,758
                                                                   ========          ========

(8) ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                 DECEMBER 31,     SEPTEMBER 30,
                                                                     1995             1996
                                                                 ------------     -------------
                                                                                   (UNAUDITED)
    Accrual for stock adjustments, rebates, cash discounts,
      advertising and warranty.................................    $641,933        $   777,645
    Payroll and related benefits...............................      94,600            227,232
    Real estate, personal property and other taxes.............     114,594            107,037
    Professional fees..........................................      58,510             51,229
    Other......................................................      15,224             55,101
                                                                   --------         ----------
                                                                   $924,861        $ 1,218,244
                                                                   ========         ==========

(9) NOTE PAYABLE

     Effective April 14, 1995, the Company entered into a credit agreement with a new finance company. The maximum amount of credit available to the Company under the new facility is $9,500,000, subject to certain restrictions with respect to the collateral borrowing base. The loan is collateralized under a security agreement, which includes accounts receivable, inventories, intangible assets, and property and equipment. The loan bears interest based upon the prime rate plus 1.25% (see amendment below). The loan agreement expires three years from the effective date and contains no automatic renewal options. The balance outstanding on this facility at December 31, 1995 was $7,300,895 and at September 30, 1996 was $5,411,182 (unaudited). The Company had $372,446 and $612,474 (unaudited) available on the line of credit at December 31, 1995 and September 30, 1996, respectively.

     As of December 31, 1995, the Company was in violation of certain financial covenants required under the credit agreement. The Company obtained a first amendment to the credit agreement from the finance company, dated May 25, 1996, which waived the Company's loan covenant violations as of December 31, 1995, as well as restated the financial covenants for the remaining duration of the credit agreement. Certain other modifications were also included in the amendment, including a change to the interest rate. Effective December 1, 1995, the loan bears interest at prime plus 2.25% (10.75% at December 31, 1995) and may decrease to prime plus 1.25% if certain thresholds of net earnings and adjusted net worth are met for the year ending December 31, 1996.

                            CRAGAR INDUSTRIES, INC.

     As of September 30, 1996, the Company was in violation of certain of the amended financial covenants (unaudited). On November 22, 1996, the financial covenants were modified whereby the Company was in compliance. Management expects that the Company will remain in compliance with the restated covenants for the remainder of fiscal 1996.

(10) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                       DECEMBER 31,   SEPTEMBER 30,
                                                                           1995           1996
                                                                       ------------   -------------
                                                                                       (UNAUDITED)
Unsecured promissory note bearing interest at 8%, payable in eight monthly installments of $60,000 including interest, totaling
  $480,000 annually, with a final payment of $34,367 including interest payable in May 1998. On December 15, 1994, $360,000 of the principal payment due in December 1994 was forgiven. The principal forgiveness resulted in an extraordinary gain net of tax of
  $153,902 for the year ended December 31, 1994......................   $1,066,098     $        --
Unsecured promissory notes to investors (bridge notes) bearing interest at 8% per annum, due the earlier of June 30, 1998 or 30 days following an initial public offering. Common stock purchase warrants issued to investors to purchase 126,000 common shares valued at $.30 per warrant, amortized to interest expense through
  June 30, 1998......................................................           --       1,500,000
Unsecured promissory note to a stockholder bearing interest at 8% per annum, due in full on January 1, 1997, amended to allow for the
  conversion into 68,056 (unaudited) shares of common stock..........      350,000         350,000
Noninterest bearing $130,000 noncompete agreement with interest imputed at 9%, payable in monthly installments of $2,500, maturing
  January 1998.......................................................       56,798              --
Promissory note, bearing interest at 9%, payable in monthly
  installments of $777, maturing June 1998, secured by equipment.....       18,542          13,542
                                                                        ----------      ----------
          Total long-term debt.......................................    1,491,438       1,863,542
Less current portion.................................................      512,748         351,806
Less unamortized value assigned to warrants (note 12)................           --          33,863
                                                                        ----------      ----------
          Long-term debt, less current portion.......................   $  978,690     $ 1,477,873
                                                                        ==========      ==========

     The annual maturities of long-term debt after December 31, 1995 are as follows:

                            YEARS ENDING DECEMBER 31,
        -----------------------------------------------------------------
          1996...........................................................  $  512,748
          1997...........................................................     866,373
          1998...........................................................     112,317
          1999...........................................................          --
                                                                           ----------
                  Total annual maturities of long-term debt..............  $1,491,438
                                                                           ==========


     On June 20, 1996, a stockholder of the Company entered into an agreement with a creditor of the Company, whereby the stockholder was assigned the rights to an unsecured promissory note and a non-compete agreement between the creditor and the Company (unaudited). The unsecured promissory note and noncompete agreement had outstanding principal balances of $1,066,098 and $44,118, respectively, at June 20, 1996. The stockholder paid the creditor $700,000 in consideration of said assignment.


     In July 1996, the Company obtained bridge notes from unrelated parties totaling $1,500,000 (unaudited). The holders of the bridge notes were also granted warrants to purchase 126,000 shares of common stock at an

                            CRAGAR INDUSTRIES, INC.

exercise price of $3.25 a share. The Company valued the warrants at $3.55 a share. A portion of the bridge note proceeds were used to pay the aforementioned unsecured promissory note and non-compete agreement obligation held by a stockholder for $700,000, plus $79,727 for interest and service charges related to the assignment. The Company recognized a $330,489 extraordinary gain on the transaction during the nine months ended September 30, 1996.

(11) SUBORDINATED INVESTOR DEBT

     Subordinated investor debt consists of the following:


                                                                       DECEMBER 31,   SEPTEMBER 30,
                                                                           1995           1996
                                                                       ------------   -------------
                                                                                       (UNAUDITED)
Investor notes payable ("junior investor notes"), collateralized by a security interest in accounts receivable, inventories, and property and equipment, subject to and subordinate to the existing security interests of the finance company described in note 9. The notes bear interest at 8%, payable annually starting September 1994, with principal due in September 1995. This note was amended during 1995 to extend the principal due as of September 1995 to September 1998.
  The note holders have the right to convert their notes into 291,666
  shares of $.01 par value common stock of the Company...............   $1,500,000     $ 1,500,000
                                                                        ----------      ----------
          Total subordinated investor debt...........................    1,500,000       1,500,000
Less current portion.................................................           --              --
                                                                        ----------      ----------
          Subordinated investor debt, less current portion...........   $1,500,000     $ 1,500,000
                                                                        ==========      ==========


     The annual maturities of subordinated investor debt after December 31, 1995 is as follows:

                            YEARS ENDING DECEMBER 31,
        -----------------------------------------------------------------
        1996.............................................................  $       --
        1997.............................................................          --
        1998.............................................................   1,500,000
                                                                           ----------
                  Total annual maturities of subordinated investor
                    debt.................................................  $1,500,000
                                                                           ==========

     Total interest expense on subordinated investor debt was $577,500 and $116,177 for the years ended December 31, 1994 and 1995, respectively, $65,429 (unaudited) and $90,000 (unaudited) for the nine months ended September 30, 1995 and 1996, respectively.


     On January 31, 1995, other subordinated investor notes (not including the junior investor notes) in the amount of $3,358,323 were contributed to the capital of the Company. No securities of the Company or any other consideration was issued or delivered to the original investors in connection with the contribution.


(12) OUTSTANDING WARRANTS

     At December 31, 1995, the Company has outstanding Class A warrants to purchase 122,062.5 shares of the Company's common stock at $1.43 per share. The warrants became exercisable on or after January 1, 1993 and expire December 31, 1999. The Company also has outstanding Class B warrants to purchase 24,500 shares of the Company's common stock at $.36 per share. These warrants become exercisable on or after December 15, 1994 and expire December 31, 1999. In the opinion of management, the exercise price of the warrants approximated their fair value at the date of grant; therefore, no debt discount was recorded at the date of grant.

                            CRAGAR INDUSTRIES, INC.

     During the nine months ended September 30, 1996, in connection with obtaining bridge financing, the Company issued warrants to purchase 126,000 shares of common stock at an exercise price of $3.25 per share (unaudited). Because the estimated fair value of such warrants exceeded the exercise price by $.30 per share, the Company recorded additional paid-in capital and a debt discount of $37,800. The debt discount is being amortized to interest expense over the term of the related financing.

(13) PREFERRED STOCK

     On March 26, 1994, the Company authorized 200,000 shares of preferred stock, $.01 par value, of which no shares were issued and outstanding at December 31, 1995 or at September 30, 1996 (unaudited).

(14) COMMON STOCK

     On December 15, 1994, the Company issued 29,166 shares of common stock at $1.43 per share for $41,667 cash.

     On September 30, 1995, the Company issued 26,410 shares of common stock at $6.64 per share in exchange for accrued interest on the junior investor notes as of September 30, 1995, in the amount of $175,245.

     On September 27, 1996, the Company's Board of Directors approved a 7-for-1 stock split and increased the authorized number of shares of common stock from 700,000 to 5,000,000 (unaudited) shares. All share and per share amounts have been restated to reflect the effect of the stock split.

(15) INCOME TAXES

     The Company had no current or deferred income taxes for the years ended December 31, 1994 and 1995. The reconciliation of the expected income tax expense (benefit) calculated at the U.S. federal statutory rate of 35% to the actual income tax benefit per the financial statements for the years ended December 31, 1994 and 1995 is as follows:

                                                                        DECEMBER 31,
                                                                   -----------------------
                                                                     1994          1995
                                                                   ---------     ---------
    Computed "expected" tax benefit..............................  $(529,227)    $(235,877)
    Gain on forgiveness of debt..................................    387,531            --
    Change in the valuation allowance for deferred tax assets....    159,000       216,000
    State and local income taxes, net of federal income tax
      benefit....................................................    (15,100)      (30,800)
    Other, net...................................................     (2,204)       50,677
                                                                    --------      --------
                                                                   $      --     $      --
                                                                    ========      ========

     The Company has net operating loss carryforwards at December 31, 1995 of approximately $2,151,000 for federal income tax purposes, which begin to expire in 2010. In the event of a change in ownership pursuant to Internal Revenue Service regulations, utilization of the net operating loss carryforwards may be eliminated or significantly reduced.

                            CRAGAR INDUSTRIES, INC.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1995 are presented below:

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1994          1995
                                                                      -----------   -----------
Deferred tax assets:
  Accounts receivable, principally due to allowance for doubtful
     accounts.......................................................  $   229,000   $    60,000
  Inventories, principally due to allowance for obsolete and
     slow-moving inventory..........................................    1,059,000       593,000
  Differences in basis of assets upon acquisition, principally
     property and equipment and accounts receivable.................    1,219,000       806,000
  Net operating loss carryovers.....................................       57,000       860,000
  Rebates and sales discounts accrual...............................           --       133,000
  Other.............................................................       35,000        74,000
                                                                      -----------   -----------
          Total gross deferred tax assets...........................    2,599,000     2,526,000
Less valuation allowance............................................   (2,297,000)   (2,513,000)
                                                                      -----------   -----------
          Net deferred tax assets...................................      302,000        13,000
                                                                      -----------   -----------
Deferred tax liabilities:
  Property and equipment, principally due to differences in
     depreciation...................................................      302,000        13,000
                                                                      -----------   -----------
          Total gross deferred liabilities..........................      302,000        13,000
                                                                      -----------   -----------
          Net deferred income taxes.................................  $        --   $        --
                                                                      ===========   ===========

     The valuation allowance for deferred tax assets as of December 31, 1994 and 1995 was $2,297,000 and $2,513,000, respectively. The net change in the total valuation allowance for the years ended December 31, 1994 and 1995 was an increase of $159,000 and $216,000, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible.

(16) LEASES

     The Company is obligated under various capital leases for certain equipment that expire at various dates during the next three years. The gross amount of equipment and related accumulated amortization (included in property and equipment, net) recorded under capital leases is as follows:

                                                              DECEMBER 31,
                                                           -------------------   SEPTEMBER 30,
                                                             1994       1995         1996
                                                           --------   --------   -------------
                                                                                  (UNAUDITED)
    Equipment............................................  $ 94,625   $334,996     $ 334,996
    Less accumulated amortization........................   (22,696)   (49,633)      (87,862)
                                                           --------   ---------    ---------
                                                           $ 71,929   $285,363     $ 247,134
                                                           ========   =========    =========

     Amortization of equipment held under capital leases is included with depreciation expense.

     The Company also leases office and warehouse facilities and various equipment items under operating leases. The Company is responsible for all occupancy costs, including insurance and utility costs. Minimum

                            CRAGAR INDUSTRIES, INC.

future rental commitments for all noncancelable operating leases having original or remaining lease terms in excess of one year and future minimum capital lease payments as of December 31, 1995 are:

                                                               CAPITAL      OPERATING
                      YEARS ENDING DECEMBER 31,                 LEASES        LEASES
        -----------------------------------------------------  --------     ----------
          1996...............................................  $ 99,162     $  319,952
          1997...............................................    95,295        327,213
          1998...............................................   112,997        327,213
          1999...............................................        --        321,977
          2000...............................................        --        336,255
             Thereafter......................................        --        814,604
                                                               --------     ----------
                  Total minimum lease payments...............   307,454     $2,447,214
                                                                            ==========
        Less amount representing interest (at rates ranging
          from 9% to 19.05%).................................    68,540
                                                               --------
        Present value of minimum capital lease payments......   238,914
        Less current portion of capital lease obligations....    61,573
                                                               --------
        Capital lease obligations, excluding current
          portion............................................  $177,341
                                                               ========

     No renewal options are provided for in the operating lease agreements. In the normal course of business, operating leases are generally renewed or replaced by other leases. Total rental expense under operating leases with a term in excess of one month was $527,325 and $414,131 for the years ended December 31, 1994 and 1995, respectively, and $293,544 (unaudited) and $291,105 (unaudited) for the nine-month periods ended September 30, 1995 and 1996.

(17) MAJOR CUSTOMERS

     The Company sold a substantial portion of its product to two customers in 1994, to two customers in 1995, and to two (unaudited) customers for the period ended September 30, 1996. Sales amounts for 1994, 1995 and 1996 (unaudited) and the related accounts receivable at December 31, 1994, 1995 and September 30, 1996 (unaudited) for these customers are as follows:

                                                           DECEMBER 31,
                                                       ---------------------
                                                                                 SEPTEMBER 30, 1996
                                                         1994         1995          (UNAUDITED)
                                                       --------     --------     ------------------
                                                       PERCENT      PERCENT           PERCENT
                                                       OF SALES     OF SALES          OF SALES
                                                       --------     --------     ------------------
    Sales to major customers:
      Super Shops....................................    30.0%        23.6%             26.6%
      Heafner Tire...................................     1.9         11.8              12.3
      Keystone Automotive............................     9.8          3.7               4.0
                                                         ----         ----              ----
                                                         41.7%        39.1%             42.9%
                                                         ====         ====              ====

                            CRAGAR INDUSTRIES, INC.

                                                       PERCENT OF      PERCENT OF       PERCENT OF
                                                        ACCOUNTS        ACCOUNTS         ACCOUNTS
                                                       RECEIVABLE      RECEIVABLE       RECEIVABLE
                                                       -----------     -----------     -------------
    Accounts receivable from major customers:
      Super Shops....................................      46.4%           29.4%            43.5%
      Heafner Tire...................................        .4             8.6              4.7
      Keystone Automotive............................      14.5            10.8              8.3
                                                           ----            ----             ----
                                                           61.3%           48.8%            56.5%
                                                           ====            ====             ====

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     Statement of Financial Accounting Standard No. 107 "Disclosure about Fair Value of Financial Instruments" requires disclosure of the fair value of certain financial instruments. The following methods and assumptions were used by the Company in estimating fair value disclosures for the financial instruments:

          Limitations -- Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

          Since the fair value is estimated as of December 31, 1995, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

          Current assets and current liabilities -- The amounts reported in the balance sheet approximates fair value due to the short maturities of these instruments.

          Long-term debt and investor subordinated debt -- The terms of the Company's long-term debt and subordinated debt approximate the terms in the market place at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions and generally limits the amount of credit exposure to the amount of FDIC coverage. As described in note 1, the Company sells its products to automotive aftermarket distributors and dealers throughout the United States, Canada, Mexico, Australia and other international markets. The Company performs ongoing credit evaluations of its customers' financial condition but does not require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

     As of December 31, 1995, the Company had concentrations of credit risk consisting of cash balances of approximately $50,517 over the FDIC coverage at one financial institution.

(19) LITIGATION AND CLAIMS

     The Company is one of four defendants in a wrongful death lawsuit. The plaintiff is seeking damages of $5,500,000 plus an unspecified amount of punitive damages. The Company is defending itself vigorously in this matter. Any costs to the Company resulting from this case will not be covered by product liability insurance. Management of the Company is unable to determine the ultimate loss that might result from this case and, accordingly, no provision has been made in the accompanying financial statements for losses, if any, that might result from this matter.

                            CRAGAR INDUSTRIES, INC.

     The Company is involved in other claims arising in the normal course of operations. Management believes the outcome of these matters will not have a material adverse effect on the financial position of the Company, therefore, no provision has been made in the accompanying financial statements for losses, if any, that might result from these matters.

(20) SUBSEQUENT EVENTS (UNAUDITED)

     Subsequent to December 31, 1995, the Company's Board of Directors and stockholders formally approved the Company's stock option and restricted stock plan and nonemployee director plan (plans), which permit the granting of options to eligible employees and directors to purchase shares of the Company's common stock. The plans reserve 245,000 shares of the Company's common stock for grant. The plans provide that the options may be either incentive or nonincentive stock options. The exercise price for the incentive stock options shall not be less than 100% of the fair market value of the stock at the date of grant and 85% of the fair market value with respect to the nonincentive stock options. Options granted under the plans must be exercised in whole or in part within 10 years of the date of grant. The Company may also issue stock appreciation rights or restricted stock under provisions of the plans with similar terms to the incentive and nonincentive stock options. As of September 30, 1996, the Company granted 11,900 options under the nonemployee director plan at an exercise price of $5.14 a share and no options were granted under the restricted stock plan. On November 9, 1996, the Company granted 53,500 options under the restricted stock and option plan and 2,100 other options at an exercise price of $5.60 per share.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Use of Proceeds.......................   13
Dilution..............................   14
Dividend Policy.......................   15
Capitalization........................   15
Selected Financial Data...............   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   23
Management............................   32
Certain Transactions..................   37
Principal Stockholders................   39
Description of Securities.............   41
Underwriting..........................   45
Legal Opinions........................   47
Experts...............................   47
Available Information.................   47
Index to Financial Statements.........  F-1


  UNTIL             , 1997, (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                      LOGO

                               850,000 SHARES OF
                                  COMMON STOCK

                                      AND

                                850,000 WARRANTS
                              --------------------

                                   PROSPECTUS
                              --------------------

                                DICKINSON & CO.
                                            , 1996
------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Bylaws provide that the corporation shall to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee") against expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties paid in connection with the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as provided in this Section with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding or part thereof was authorized by the board of directors of this corporation.

     The right to indemnification conferred in the Company's Bylaws includes the right to be paid by the corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred in this Section shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators.

     If a claim under the two preceding paragraphs of this Section is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) and (ii) in any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Section or otherwise shall be on the corporation.

     The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonable believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Securities and Exchange Commission Registration Fee.....................    $  4,261
    Nasdaq and Boston Stock Exchange Filing Fees............................       7,291
    NASD Fee................................................................       1,929
    Printing Expenses.......................................................      75,000
    Legal Fees and Expenses.................................................     150,000
    Accounting Fees and Expenses............................................      95,000
    Blue Sky Filing Fees and Expenses.......................................      25,000
    Warrant Agent, Transfer Agent and Registrar Fees........................       3,000
    Representative's Non-accountable Expense Allowance......................     155,550
    Miscellaneous...........................................................      49,469
                                                                                --------
      Total.................................................................    $566,500*
                                                                                ========

---------------
* Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Since September 30, 1993, the Company has sold the following unregistered securities:

          1. On September 30, 1993, the Company privately sold for cash $1,500,000 principal amount of 6% convertible subordinated secured promissory notes (the "1993 Junior Notes") to certain accredited and sophisticated investors. The 1993 Junior Notes will be automatically converted upon the closing of this offering into approximately 291,666 shares of Common Stock. The purchasers of the 1993 Junior Notes were David Atkins; CN Partners, L.P.; Phyllis Cohen; Anthony Dalessio; Irving Davies; Sidney Dworkin; Edward R. Falkner; Julius Kramer; MDA Financial, Inc.; Kenneth Reichle; Gerald Richter; James Schoke; Elayne Schoke; and Donald Shapiro.

          2. On December 15, 1994, the Company issued to Mr. Sidney Dworkin 29,167 shares of Common Stock, 3,937.5 Class A Warrants, and a promissory note in the principal amount of $108,333 (the "$108,333 Note") in exchange for $150,000 cash. Each Class A Warrant entitles the holder to purchase one share of Common Stock at $1.43, exercisable at any time before December 31, 1999. The $108,333 Note had an interest rate of 15% per annum, payable annually in five installments commencing January 1, 1995. On January 31, 1995, Mr. Dworkin contributed the $108,333 Note to the capital of the Company.

          3. On December 15, 1994, the Company issued to Mr. Sidney Dworkin 24,500 Class B Warrants and a promissory note in the principal amount of $350,000 (the "$350,000 Note") in exchange for

     $350,000 cash. Each Class B Warrant entitles the holder to purchase one share of Common Stock at $0.36, exercisable at any time on or before December 31, 1999. The $350,000 Note bears interest at a rate of 8% per annum, payable monthly through January 1, 1997. The $350,000 Note is automatically convertible upon the closing of this offering into 68,056 shares of the Company's Common Stock.

          4. On September 30, 1995, the Company agreed to issue shares of its Common Stock to the holders of the 1993 Junior Notes, and the holders of the 1993 Junior Notes agreed to accept such Common Stock, in lieu of paying interest that had accrued on the 1993 Junior Notes. Pursuant to that agreement, each holder of the 1993 Junior Notes received 15,070 shares of the Company's Common Stock for every $100,000 of interest payable. In aggregate, 26,409 shares of Common Stock were issued for $175,245. The holders of the 1993 Junior Notes were the same accredited and sophisticated investors as set forth above in paragraph 1.

          5. On June 10, 1996, pursuant to the Company's Non-Employee Directors' Stock Option Plan, the Company granted options to current and former members of the Board of Directors to purchase 9,800 shares of the Company's Common Stock. All options were granted with an exercise price of $5.14 per share. The options were issued to Mark Schwartz, Sidney Dworkin, Donald McIntyre, Phyllis Froimson, and Victor Scaravilli. Also, effective June 10, 1996, the Company's Board of Directors granted James Schoke, a former director of the Company, an option to purchase 2,100 shares of the Company's Common Stock at an exercise price of $5.14 per share.

          6. On July 1, 1996, the Company sold securities totaling $1,500,000 to certain accredited and sophisticated investors. In consideration thereof, each investor received from the Company (i) the Company's promissory note in the principal amount of the investor's individual investment (the "Bridge Note"), and (ii) Class C Warrants, in the amount of 8,400 warrants for each $100,000 the investor individually invested. Each Class C Warrant entitles the holder to purchase one share of the Company's Common Stock at $3.25, exercisable at any time before June 30, 2001. These Bridge Notes and Class C Warrants were sold to the following investors: Hymie Akst; Michael Bushey; Central Fill Pharmacy; Inc.; Irving Davies; Melvin Gershman, IRA; Edward R. Falkner; Marvin Kogod; Marc Loveman, IRA; Beno Michel; Kenneth M. Reichle, Jr.; Robert M. Rosin; Royal Bank of Scotland; RFD Associates, Ltd.; Harry Schwartz; Mark Schwartz; Paul T. Sciarrino; Wesley Wood.


          7. On November 9, 1996, pursuant to the Company's Employee Stock Option Plan, the Company granted options to current employees to purchase 53,500 shares of the Company's Common Stock. All options were granted with an exercise price of $5.60 per share. The options were issued to Michael L. Hartzmark, David Bratset, Tony Barrett, Ed Chavez, Tony Cortes, Bob Deyoung, Michael Miller, and Kent Rogers. In addition, the Company's Board of Directors granted James Schoke, a former director of the Company, an option to purchase 2,100 shares of the Company's Common Stock at an exercise price of $5.60 per share.


     Each transaction described above was deemed exempt from registration under the Securities Act pursuant to Section 4(2) of the Act as transactions not involving any public offering.


ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


    EXHIBIT
    NUMBER                                       DESCRIPTION
    ------       ----------------------------------------------------------------------------
      1.1        Deleted
      1.2        Form of Underwriting Agreement between Registrant and Dickinson & Co.*
      3.1        Second Amended and Restated Certificate of Incorporation of the Registrant
                 filed with State of Delaware on October 1, 1996*
      3.2        Amended and Restated Bylaws of the Registrant*
      4.1        Second Amended and Restated Certificate of Incorporation of the Registrant
                 (filed as Exhibit 3.1)*

    EXHIBIT
    NUMBER                                       DESCRIPTION
    ------       ----------------------------------------------------------------------------
      4.2        Form of Certificate representing Common Stock*
      4.3        Form of Warrant Agreement*
      4.4        Form of Warrant Certificate (attached as Exhibit A to Form of Warrant
                 Agreement filed as Exhibit 4.3)*
      4.5        Deleted
      4.6        Deleted
      4.7        Form of 1993 Convertible Subordinated Secured Note of the Registrant, dated
                 September 30, 1993*
      4.7 (a)    Form of First Note Amendment to 1993 Convertible Subordinated Secured Note
                 of the Registrant, dated September 30, 1995*
      4.7 (b)    Form of Second Note Amendment to 1993 Convertible Subordinated Secured Note
                 of the Registrant*
      4.8        $350,000 Promissory Note of the Registrant, dated December 15, 1994, issued to Sidney Dworkin*
      4.8 (a)    Agreement between Registrant and Sidney Dworkin, dated October 12, 1995, amending the terms and conditions of the $350,000 Promissory Note*
      4.8 (b)    First Note Amendment to the $350,000 Promissory Note of the Registrant
                 issued to Sidney Dworkin*
      4.9        Form of 1996 Unsecured Promissory Bridge Note of the Registrant*
      4.10       Credit and Security Agreement, dated as of April 14, 1995, executed by and between Registrant and Norwest Business Credit, Inc.*
      4.10(a)    Amendment to Credit and Security Agreement, dated as of September 19, 1995, executed by and between Registrant and Norwest Business Credit, Inc.*
      4.10(b)    First Amendment to Credit Agreement, dated as of             , 1996,
                 executed by and between Registrant and Norwest Business Credit, Inc.*
      4.10(c)    Waiver and Amendment to Credit and Security Agreement, dated November 20,
                 1996, executed by and between Registrant and Norwest Business Credit, Inc.*
      4.11       Form of Class A Stock Purchase Warrant Certificate*
      4.12       Form of Class B Stock Purchase Warrant Certificate*
      4.13       Form of Class C Stock Purchase Warrant Certificate*
      4.14       Form of Stock Option/Restricted Stock Grant for grants made pursuant to either or both the CRAGAR Industries, Inc. 1996 Non-Employee Directors'
                 Stock Option Plan filed as Exhibit 10.1 and the CRAGAR Industries, Inc. 1996
                 Stock Option and Restricted Stock Plan filed as Exhibit 10.2*
      4.15       Form of Representative's Warrant Agreement, dated , 1996, by and between the
                 Registrant and Dickinson & Co.**
      5.1        Opinion of Snell & Wilmer L.L.P. regarding the legality of the Securities and Representative's Warrants being registered*
     10.1        CRAGAR Industries, Inc. 1996 Non-Employee Directors' Stock Option Plan*
     10.1 (a)    First Amendment to the CRAGAR Industries, Inc. 1996 Non-Employee Directors'
                 Stock Option Plan, dated October 1, 1996*
     10.2        CRAGAR Industries, Inc. 1996 Stock Option and Restricted Stock Plan*
     10.2 (a)    First Amendment to the CRAGAR Industries, Inc. 1996 Stock Option and
                 Restricted Stock Plan, dated October 1, 1996*

    EXHIBIT
    NUMBER                                       DESCRIPTION
    ------       ----------------------------------------------------------------------------
     10.3        Commercial Lease, dated February 5, 1993, executed by and between Registrant and Principal Mutual Life Insurance Company*
     10.4        Employment Agreement, dated January 1, 1996, executed by and between
                 Registrant and Tony Barrett*
     10.5        Purchase Program, dated January 24, 1996, executed by and between Registrant and Super Shops*
     10.6        Form of 1992 Promissory Note of Registrant, dated December 31, 1992, issued in connection with Registrant's original capitalization*
     10.6 (a)    Form of First Note Amendment of 1992 Promissory Note of Registrant, dated
                 September 30, 1994*
     10.6 (b)    Form of Agreement to Forgive Interest, dated December 14, 1994, executed by and between Registrant and certain holders of 1992 Promissory Notes of
                 Registrant*
     10.6 (c)    Form of Letter, dated February 16, 1995, issued by Registrant to (i) holders of the 1992 Promissory Notes of Registrant, and (ii) holder of the $350,000
                 Note of Registrant, whereby holders of the Notes agreed to contribute to capital the 1992 Notes and the $350,000 Note*
     10.7        $108,333 Promissory Note of Registrant, dated December 15, 1994, issued to
                 Sidney Dworkin*
     10.7 (a)    Form of Letter, dated February 16, 1995, issued by Registrant to (i) holders of the 1992 Promissory Notes of Registrant, and (ii) holder of the $350,000
                 Note of Registrant, whereby holders of the Notes agreed to contribute to capital the 1992 Promissory Notes and the $350,000 Note (attached as Exhibit
                 10.6(c))*
     10.8        Cognovit Promissory Note dated September 30, 1993, executed by Registrant and payable to Performance Industries, Inc.*
     10.8 (a)    Cross Receipt executed by and between Lee Hartzmark and Registrant in connection with Assignment of Cognovit Promissory Note*
     10.9        Wheel & Component Purchase Agreement dated April 3, 1996, executed by and between Registrant and Titan Wheel International, Inc.*
     10.10       Redistribution Agreement dated November 7, 1996, executed by and between
                 Registrant and RELCO Corp.*
     11.1        Computation of Earnings Per Share*
     21          List of Subsidiaries of the Registrant*
     23.1        Consent of Snell & Wilmer, L.L.P (included in Exhibit 5.1)*
     23.2        Consent of KPMG Peat Marwick LLP, independent certified public accountants
     24          Power of Attorney (included on signature page of Registration Statement)*
     24.1        Power of Attorney signed by Ed Faber
     27          Financial Data Schedule*
     99.1        Deleted
     99.2        Deleted
     99.3        Form of Lock-Up Agreement, executed by and between the Registrant and certain of the Registrant's security-holders (included in Exhibit 1.2).*


---------------
 * Previously filed

** To be filed

ITEM 28.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus field by the Registrant pursuant to Rule 424(b)(1), or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) including any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; (iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 16th day of December, 1996.


                                          CRAGAR INDUSTRIES, INC.

                                          By: /s/

                                            ------------------------------------
                                              Michael L. Hartzmark
                                            President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                               TITLE                      DATE
------------------------------------------  ------------------------------  ------------------
/s/                                         President, Chief Executive       December 16, 1996
------------------------------------------  Officer, and Director
           Michael L. Hartzmark             (Principal Executive Officer)
/s/                                         Vice President of Operations     December 16, 1996
------------------------------------------  (Principal Financial and
            Anthony W. Barrett              Accounting Officer)
                        *                   Director                         December 16, 1996
------------------------------------------
              Sidney Dworkin
                        *                   Director                         December 16, 1996
------------------------------------------
             Donald McIntyre
                        *                   Director                         December 16, 1996
------------------------------------------
              Mark Schwartz
                        *                   Director                         December 16, 1996
------------------------------------------
                 Ed Faber
                 *By: /s/
------------------------------------------
           Michael L. Hartzmark
             Attorney-in-Fact

                                 EXHIBITS INDEX


                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                    DESCRIPTION                                   PAGES
------       ----------------------------------------------------------------------  ------------
  1.1        Deleted...............................................................
  1.2        Form of Underwriting Agreement, dated                , 1996, by and
             between Registrant and Dickinson & Co.* ..............................
  3.1        Second Amended and Restated Certificate of Incorporation of the
             Registrant filed with State of Delaware on October 1, 1996*...........
  3.2        Amended and Restated Bylaws of the Registrant*........................
  4.1        Second Amended and Restated Certificate of Incorporation of the
             Registrant (filed as Exhibit 3.1)*....................................
  4.2        Form of Certificate representing Common Stock*........................
  4.3        Form of Warrant Agreement*............................................
  4.4        Form of Warrant Certificate (attached as Exhibit A to Form of Warrant
             Agreement filed as Exhibit 4.3)*......................................
  4.5        Deleted...............................................................
  4.6        Deleted...............................................................
  4.7        Form of 1993 Convertible Subordinated Secured Note of the Registrant,
             dated September 30, 1993*.............................................
  4.7 (a)    Form of First Note Amendment to 1993 Convertible Subordinated Secured
             Note of the Registrant, dated September 30, 1995*.....................
  4.7 (b)    Form of Second Note Amendment to 1993 Convertible Subordinated Secured
             Note of the Registrant*...............................................
  4.8        $350,000 Promissory Note of the Registrant, dated December 15, 1994, issued to Sidney Dworkin*.............................................
  4.8 (a)    Agreement between Registrant and Sidney Dworkin, dated October 12,
             1995, amending the terms and conditions of the $350,000 Promissory
             Note*.................................................................
  4.8 (b)    First Note Amendment to the $350,000 Promissory Note of the Registrant
             issued to Sidney Dworkin*.............................................
  4.9        Form of 1996 Unsecured Promissory Bridge Note of the Registrant*......
  4.10       Credit and Security Agreement, dated as of April 14, 1995, executed by and between Registrant and Norwest Business Credit, Inc.*.............
  4.10(a)    Amendment to Credit and Security Agreement, dated as of September 19,
             1995, executed by and between Registrant and Norwest Business Credit,
             Inc.*.................................................................
  4.10(b)    First Amendment to Credit Agreement, dated as of           , 1996,
             executed by and between Registrant and Norwest Business Credit,
             Inc.* ................................................................
  4.10(c)    Waiver and Amendment to Credit and Security Agreement, dated November
             20, 1996, executed by and between Registrant and Norwest Business
             Credit, Inc.* ........................................................
  4.11       Form of Class A Stock Purchase Warrant Certificate*...................
  4.12       Form of Class B Stock Purchase Warrant Certificate*...................
  4.13       Form of Class C Stock Purchase Warrant Certificate*...................
  4.14       Form of Stock Option / Restricted Stock Grant for grants made pursuant to either or both the CRAGAR Industries, Inc. 1996 Non-Employee
             Directors' Stock Option Plan filed as Exhibit 10.1 and the CRAGAR
             Industries, Inc. 1996 Stock Option and Restricted Stock Plan filed as
             Exhibit 10.2*.........................................................

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                    DESCRIPTION                                   PAGES
------       ----------------------------------------------------------------------  ------------
  4.15       Form of Representative's Warrant Agreement, dated           , 1996, by
             and between the Registrant and Dickinson & Co.**......................
  5.1        Opinion of Snell & Wilmer L.L.P. regarding the legality of the
             Securities and Representative's Warrants being registered*............
 10.1        CRAGAR Industries, Inc. 1996 Non-Employee Directors' Stock Option
             Plan*.................................................................
 10.1 (a)    First Amendment to the CRAGAR Industries, Inc. 1996 Non-Employee
             Directors' Stock Option Plan, dated October 1, 1996*..................
 10.2        CRAGAR Industries, Inc. 1996 Stock Option and Restricted Stock
             Plan*.................................................................
 10.2 (a)    First Amendment to the CRAGAR Industries, Inc. 1996 Stock Option and
             Restricted Stock Plan, dated October 1, 1996*.........................
 10.3        Commercial Lease, dated February 5, 1993, executed by and between
             Registrant and Principal Mutual Life Insurance Company*...............
 10.4        Employment Agreement, dated January 1, 1996, executed by and between
             Registrant and Tony Barrett*..........................................
 10.5        Purchase Program, dated January 24, 1996, executed by and between
             Registrant and Super Shops*...........................................
 10.6        Form of 1992 Promissory Note of Registrant, dated December 31, 1992, issued in connection with Registrant's original capitalization*.......
 10.6 (a)    Form of First Note Amendment of 1992 Promissory Note of Registrant,
             dated September 30, 1994*.............................................
 10.6 (b)    Form of Agreement to Forgive Interest, dated December 14, 1994, executed by and between Registrant and certain holders of 1992
             Promissory Notes of Registrant*.......................................
 10.6 (c)    Form of Letter, dated February 16, 1995, issued by Registrant to (i)
             holders of the 1992 Promissory Notes of Registrant, and (ii) holder of the $350,000 Note of Registrant, whereby holders of the Notes agreed to contribute to capital the 1992 Promissory Notes and the $350,000
             Note*.................................................................
 10.7        $108,333 Promissory Note of Registrant, dated December 15, 1994, issued to Sidney Dworkin*.............................................
 10.7 (a)    Form of Letter, dated February 16, 1995, issued by Registrant to (i)
             holders of the 1992 Promissory Notes of Registrant, and (ii) holder of the $350,000 Note of Registrant, whereby holders of the Notes agreed to contribute to capital the 1992 Promissory Notes and the $350,000
             Note (attached as Exhibit 10.6(c))*...................................
 10.8        Cognovit Promissory Note dated September 30, 1993, executed by
             Registrant and payable to Performance Industries, Inc.*...............
 10.8 (a)    Cross Receipt executed by and between Lee Hartzmark and Registrant in connection with Assignment of Cognovit Promissory Note*...............
 10.9        Wheel & Component Purchase Agreement dated April 3, 1996, executed by and between Registrant and Titan Wheel International, Inc.* ..........
 10.10       Redistribution Agreement dated November 7, 1996, executed by and between Registrant and RELCO Corp.* ..................................
 11.1        Computation of Earnings Per Share*....................................
 21          List of Subsidiaries of the Registrant*...............................
 23.1        Consent of Snell & Wilmer, L.L.P (included in Exhibit 5.1)*...........
 23.2        Consent of KPMG Peat Marwick LLP, independent certified public accountants...........................................................

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                    DESCRIPTION                                   PAGES
------       ----------------------------------------------------------------------  ------------
 24          Power of Attorney (included on signature page of Registration
             Statement)*...........................................................
 24.1        Power of Attorney signed by Ed Faber..................................
 27          Financial Data Schedule*..............................................
 99.1        Deleted...............................................................
 99.2        Deleted...............................................................
 99.3        Form of Lock-Up Agreement, executed by and between the Registrant and certain of the Registrant's security-holders (included in Exhibit
             1.2).*


---------------
 * Previously filed

** To be filed

                                   APPENDIX A

                   DESCRIPTION OF GRAPHIC AND IMAGE MATERIAL

Location:       Inside Front cover of the Prospectus
Item:           Photographs
Description:    The photographs appearing on the inside front cover of the
                Prospectus are, beginning with the center photograph and then moving clockwise from the upper left hand corner, of the following types of wheels: (a) CRAGAR Legacy S/S Super Sport
                Series 08/61, (b) CRAGAR LITE Three Spoke Series 230,
                (c) CRAGAR Racing Super Star Series 44, (d) TRU~SPOKE Wire
                Wheels TRU~CRUISER Series 16/716, and (e) CRAGAR One-Piece
                Aluminum Split Five Spoke Series 247. The photographs appearing on the back cover of the Prospectus depict certain of CRAGAR's wheels used for drag racing.